Exhibit 1.1

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

AGE REVERSAL, INC.,
A MARYLAND CORPORATION,

AND

ENHANCE SKIN PRODUCTS INC.,
A NEVADA CORPORATION

DATED AS OF JUNE 19, 2012

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of June 19, 2012, by and between Age Reversal, Inc, a Maryland corporation (“ARI”), and Enhance Skin Products Inc., a Nevada corporation (“ESP”).  The term “Agreement” as used herein refers to this Agreement and Plan of Merger, as the same may be amended from time to time, and all schedules hereto (including the ESP Disclosure Letter and the ARI Disclosure Letter, as defined in the preambles to Articles II and III hereof, respectively).

RECITALS

A.           Upon the terms and subject to the conditions of this Agreement and in accordance with the Nevada Revised Statutes (the “NRS”) and the Maryland General Corporation Law (the “MGCL”), and other applicable provisions of Nevada and Maryland law (collectively, the “Applicable Law”), ARI and ESP intend to enter into a business combination transaction by means of a merger in which ARI will merge with and into ESP, with ESP being the surviving entity (the “Merger”).

B.           The Board of Directors of ARI and the Board of Directors of ESP have determined that the terms and conditions of the Merger, as specified herein are, fair to, and in the best interests of, their respective corporations and their stockholders.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, with the intent to be obligated legally and equitably, the parties hereto agree as follows (defined terms used in this Agreement are listed alphabetically in Article VIII herein):

ARTICLE I

1.1           The Merger.  At the Effective Time (as defined in Section 1.2 hereof) and subject to and upon the terms and conditions of this Agreement, ARI shall be merged with and into ESP, which shall survive the Merger.

1.2           Effective Time; Closing.  On the terms and subject to the conditions of this Agreement, as soon as practicable on or after the Closing Date, the parties hereto shall file the Articles of Merger or other appropriate documents (in any such case, the “Articles of Merger”) executed in accordance with the relevant provisions of the NRS and shall make all other filings or recordings required pursuant to the Applicable Law.  The Merger shall become effective at such time as the Articles of Merger are duly filed with the Nevada Secretary of State or at such other time as ARI and ESP shall agree should be specified in the Articles of Merger (the time the Merger becomes effective being hereinafter referred to as the “Effective Time” and the date of such filing being the “Effective Date”).  Unless this Agreement shall have been terminated pursuant to Section 7.1 hereof, the consummation of the transactions contemplated by this Agreement (the “Closing”), other than the filing of the Articles of Merger, shall occur at the offices of Greenberg Traurig, LLP, legal counsel to ARI, located at 3161 Michelson Drive, Suite 1000, Irvine, California, at a time and date to be specified by the parties hereto, which shall be no later than the fifth (5th) business day after the satisfaction or waiver of the conditions set forth in Article VI hereof, or at such other time, date and location as the parties hereto agree in writing (the “Closing Date”).  Closing signatures may be transmitted by facsimile or by emailed PDF files.

1.3           Effects of the Merger.  The Merger shall have the effects specified in the applicable provisions of the Applicable Law and as specified in this Agreement.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, ARI shall be merged with and into ESP, with ESP surviving the Merger and ARI ceasing its separate existence and without any other transfer or documentation, all of the property, rights, privileges, and powers of ARI shall vest in ESP, and all debts, liabilities, and obligations of ARI shall become the debts, liabilities, and obligations of ESP, subject to any and all setoffs and defenses of ARI.

1.4           Governing Documents.

(a)            The Articles of Incorporation of ESP as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of ESP, continuing as the surviving corporation until thereafter changed or amended as specified therein or by applicable law; provided, however, that those Articles of Incorporation shall be amended and restated to (1) specify that the corporate name is Enhanced Life Technologies, Inc. and (2) effect the Reverse Stock Split (as that term is defined by the provisions of Section 5.5 of this Agreement).

(b)           The Bylaws of ESP as in effect immediately prior to the Effective Time shall be the Bylaws of ESP continuing as the surviving corporation until thereafter changed or amended as specified therein in by applicable law; provided, however, that Article I thereof shall be amended to specify that the corporate name is Enhanced Life Technologies, Inc.

1.5           Effect on ESP Securities.  On the terms and subject to conditions of this Agreement, at the Effective Time, by virtue of the Merger and this Agreement, the following shall occur:

(a)           Conversion of ARI Common Stock; Issuance of ESP Common Stock to ARI Shareholders.  At the Effective Time, each issued and outstanding share of ARI’s common stock, $.001 par value per share (the “ARI Common Stock”) shall, by virtue of the Merger, be converted automatically, into the right to receive 5.03 fully paid and nonassessable shares of common stock, par value $.001 per share, of ESP (“ESP Common Stock”), which shares of ESP Common Stock issuable pursuant to this subsection when combined with those 1,220,424 shares of ESP Common Stock issuable upon the exercise of those warrants specified in Subsection 1.5(b) of this Agreement shall in the aggregate equal approximately eighty percent (80%) of the fully diluted outstanding shares of ESP Common Stock immediately after the Closing.

(b)           Assumption by ESP of ARI warrants.  As of the date of this Agreement, ARI is obligated to issue warrants to certain consultants, advisors, and directors for services performed, which warrants are exercisable into a total of 242, 583 shares of ARI Common Stock.  As result of the Merger, those warrant obligations shall be assumed by ESP, and the total number of shares of ESP Common Stock issuable upon the exercise of such warrants shall be adjusted based on the conversion ratio of 5.03, which is applicable to all ARI shareholders as specified in Subsection 1.5(a) above, such that after the Merger, ESP shall be obligated to issue warrants to those consultants, advisors, and directors exercisable for an aggregate of 1,220,424 shares of ESP Common Stock and the exercise price of those warrants shall be equal to the average trading price of ESP Common Stock for the ten (10) trading days immediately preceding the date of exercise of those warrants.  Those warrants shall expire on June 25, 2017.

(c)           Adjustments to Exchange Ratios.  The number of shares of ESP Common Stock that the shareholders of ARI are entitled to receive as a result of the Merger shall be equitably adjusted to accommodate appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into shares of ESP Common Stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of securities or other similar change with respect to ESP Common Stock occurring on or after the date hereof and prior to the Effective Time.

(d)           No Fractional Shares.  No fraction of a share of ESP Common Stock will be issued because of the Merger or the transactions contemplated hereby, and each stockholder of ARI who would otherwise be entitled to a fraction of a share of ESP Common Stock (after aggregating all fractional shares of ESP Common Stock that otherwise would be received by such stockholder) shall receive from ESP, in lieu of such fractional share, one (1) share of ESP Common Stock.

1.6           Surrender of Certificates.

(a)           Exchange Agent.  Globex Transfer, LLC, the transfer agent for ESP, shall be, and here is, designated by the parties hereto to act as the exchange agent (the “Exchange Agent”) regarding the Merger.

(b)           Exchange Procedure.  Subject to the conditions of this Agreement, certificates representing the shares of ESP Common Stock issued pursuant to this Agreement (the “ESP Certificates”) shall be issued to the stockholders of ARI Common Stock upon the surrender by those stockholders of the certificates representing all of the outstanding shares of ARI Common Stock (the “ARI Certificates”) as provided for herein or otherwise agreed by the parties hereto.  Promptly after the Effective Time, and in no event more than three (3) business days thereafter, ESP shall cause the Exchange Agent to mail to each stockholder of record of shares of ARI Common

Stock (as of the Effective Time) (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the respective ARI Certificate(s) shall pass, only upon delivery of the respective ARI Certificate(s) by such stockholder to the Exchange Agent and shall contain such other customary provisions as ESP may reasonably specify), and (ii) instructions for use in effecting the surrender of the respective ARI Certificate(s) in exchange for the respective shares of ESP Common Stock to which such stockholder of such ARI Certificate(s) is entitled as a result of the Merger (and any dividends or other distributions pursuant to Subsection 1.5(d) hereof).  Upon surrender of the ARI Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by ESP, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such ARI Certificates shall be entitled to receive in exchange therefor such ESP Certificates representing the number of shares of ESP Common Stock, for which their shares of ARI Common Stock are exchangeable at the Effective Time and any dividends or distributions payable pursuant to Subsection 1.5(d) of this Agreement, and the ARI Certificates so surrendered shall forthwith be canceled.  Until so surrendered, outstanding ARI Certificates will be deemed, from and after the Effective Time, to evidence only the right to receive the applicable shares of ESP Common Stock issuable pursuant to Subsection 1.5(a).

(c)           Names and addresses of ARI Shareholders.  On the Closing Date and no later than the Effective Time, ARI shall provide to the Exchange Agent the name and address of each ARI shareholder.

(d)           Distributions With Respect to Unexchanged Shares.  No dividends or other distributions declared or made after the date of this Agreement with respect to shares of ESP Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered ARI Certificates with respect to the shares of ESP Common Stock to be issued upon surrender thereof until the holders of record of such ARI Certificates shall surrender such ARI Certificates. Subject to applicable law, following surrender of any such ARI Certificates with a properly completed letter of transmittal, the Exchange Agent shall promptly deliver to the record holders thereof, without interest, the ESP Certificates representing shares of ESP Common Stock issued in exchange therefor and the amount of any such dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of ESP Common Stock.

(e)           Transfers of Ownership.  If ESP Certificates representing shares of ESP Common Stock are to be issued in a name other than that in which the ARI Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the ARI Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and the persons requesting such exchange will have paid to ESP or any agent designated by it any transfer or other taxes required because of the issuance of ESP Certificates representing shares of ESP Common Stock in any name other than that of the registered holder of the ARI Certificates surrendered, or establish to the satisfaction of ESP or any agent designated by it that such tax has been paid or is not payable.

(f)           Termination of Exchange Agent Obligations.  ESP Certificates held by the Exchange Agent that have not been delivered to holders of ARI Common Stock six (6) months or later after the Effective Time shall promptly be delivered to ESP, and thereafter holders of ARI Certificates who have not theretofore complied with the exchange procedures outlined in and contemplated by this Section 1.6 shall thereafter look only to ESP (subject to abandoned property, escheat and similar laws) for their claim for shares of ESP Common Stock and any dividends or distributions pursuant to Subsection 1.5(d) of this Agreement with respect to shares of ESP Common Stock to which they are entitled.

(g)           No Liability.  Notwithstanding anything to the contrary in this Section 1.6, neither the Exchange Agent, ESP, ARI nor any other party hereto shall be liable to any holder of shares of ARI Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar laws.

1.7           No Further Ownership Rights in ARI Common Stock.  All ESP Common Stock deemed issued to holders of ARI Common Stock upon consummation of the Merger and conversion of the ARI Common Stock shall be deemed to have been issued in full satisfaction of all rights pertaining to the Merger.  If, after the Effective Time, ARI Certificates are presented to ESP for any reason, they shall be canceled and exchanged as provided in this Article I.

1.8           Tax Consequences.  It is intended by the parties hereto that the Merger shall constitute a tax-free reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”).  The parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

1.9           Taking of Necessary Action; Further Action.  If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest ESP with full right, title and possession to all assets, property, rights, privileges, and powers, of ARI, the then current officers and directors of ESP shall be, and hereby are, authorized, empowered and instructed to take all such lawful action necessary or appropriate to cause such vesting to occur.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF ESP

Except as expressly specified in that certain letter (with specific reference to the section or subsection of this Agreement to which the information specified in such letter relates and such other sections or subsections of this Agreement to the extent a matter disclosed in any such way as to make its relevance to the information called for by such other section or subsection readily apparent), dated as of the date of this Agreement from ESP to ARI (the “ESP Disclosure Letter”), ESP represents and warrants to ARI as follows:

2.1           Organization.  ESP is duly organized and validly existing and in good standing pursuant to the laws of its jurisdiction of incorporation. ESP has the corporate power and authority to own its properties and to conduct its business as currently conducted, and is duly qualified to do business as a foreign corporation in good standing in each jurisdiction in which it owns or leases real property or in which the conduct of its business requires such qualification, except if the failure to be so qualified would not have a Material Adverse Effect on ESP.  ESP is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (“Approvals”) necessary to own, lease, and operate the properties it purports to own, operate or lease, and to carry on its business as it is now being conducted, except if the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on ESP.

2.2           Subsidiaries.  ESP does not presently own an interest in any other corporation, association or other business entity and is not a party to any joint venture, partnership, or similar arrangement.

2.3           ESP Financial Statements. All of the historical financial statements contained in the ESP Audited Financial Statements and the ESP Unaudited Financial Statements were prepared from the books and records of ESP. The ESP Audited Financial Statements were prepared in accordance with U.S. GAAP, and fairly and accurately specify the financial situation and condition of ESP as at the dates and for the periods indicated.  The ESP Unaudited Financial Statements were prepared in a manner consistent with the basis of presentation used in the ESP Audited Financial Statements and fairly present the financial situation and condition of ESP as at and for the periods indicated, subject to normal year-end adjustments, none of which will be material.  Without limiting the foregoing, at the date of the ESP Balance Sheet, ESP owned each of the assets included in preparation of the ESP Balance Sheet, and the valuation of such assets in the ESP Balance Sheet is not more than their fair saleable value (on an item-by-item basis) at that date; and ESP had no liabilities, other than those specified in ESP Balance Sheet, nor any liabilities in amounts in excess of the amounts included for them in ESP Balance Sheet.

2.4           Off Balance Sheet Arrangements. There is no transaction, arrangement or other relationship among ESP or its subsidiary and an unconsolidated or other off balance sheet entity that is not disclosed in the ESP Audited Financial Statements and ESP Unaudited Financial Statements or that otherwise could be reasonably likely to have a Material Adverse Effect on ESP.

2.5           Absence of Material Changes. From the date of the ESP Unaudited Financial Statements to the date of this Agreement, ESP has conducted its business only in the ordinary course, and during such period there has not been:

(a)           any state of facts, event, change, effect, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on ESP;

(b)           any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any ESP Common Stock or any repurchase for value by ESP of any ESP Common Stock;

(c)           any split, combination or reclassification of any ESP Common Stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of ESP Common Stock;

(d)           (i)         any granting by ESP to any current or former employee, officer, director or independent contractor of ESP (each, a “Participant”) of any loan or any increase in compensation, benefits, perquisites or any bonus or award, except in the ordinary course of business consistent with prior practice; (ii) any payment of any bonus to any Participant; (iii) any granting by ESP or the ESP subsidiary to any such Participant of any increase in severance, change in control or termination pay or benefits, in each case, except as was required pursuant to any employment, severance or termination agreements in effect as of the date of the most recent ESP Audited Financial Statements included in the SEC Reports; or (iv) any damage, destruction or loss, whether or not covered by insurance, that individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect on ESP;

(e)           any change in accounting methods, principles or practices by ESP, except insofar as may have been required by a change in GAAP;

(f)            any material elections with respect to taxes by ESP or settlement or compromise by ESP of any material tax liability or refund;

(g)           any revaluation by ESP of any of the material assets of ESP; or

(h)           any other action or inaction by ESP that would have violated the provisions Section 4.1 of this Agreement, if taken after the date of this Agreement.

2.6           Legal Proceedings. There is not pending or, to the knowledge of ESP, threatened or contemplated, any action, suit or proceeding to which ESP is a party or of which any property or assets of ESP is the subject before or by any court or Governmental Entity, or any arbitrator, which, individually or in the aggregate, would reasonably be likely to have a Material Adverse Effect on ESP.

2.7           Contracts. The ESP Disclosure Letter pursuant to the corresponding section specifies a list of the following documents to which ESP is a party:

(a)           all agreements, contracts or commitments that require prospective fixed and/or contingent payments or expenditures by or to ESP and which are otherwise material or not entered into in the ordinary course of business;

(b)           all contracts, leases or agreements involving payments in excess of $50,000.00, which are not cancelable by ESP, without penalty on not less than 60 days notice;

(c)           all indentures, mortgages, promissory notes, loan agreements, guaranties or other agreements or commitments for the borrowing of money or pledging or granting a security interest in any assets with a value in excess of $50,000.00;

(d)           all employment contracts, non-competition agreements, invention assignments, severance or other agreements with officers, directors or stockholders of ESP or Persons related to or affiliated with such Persons;

(e)           all stock redemption or purchase agreements or other agreements affecting or relating to the capital stock of ESP, including, without limitation, all agreements with stockholders of ESP which includes, without limitation, antidilution rights, voting arrangements or operating covenants;

(f)            all pension, profit sharing, retirement, stock option or stock ownership plans;

(g)           all royalty, dividend or similar arrangements based on the revenues or profits of ESP or based on the revenues or profits derived from any material contract;

(h)           all acquisition, merger, asset purchase or other similar agreements entered into in the past 12 months; or

(i)            all agreements pursuant to which ESP has granted any person registration rights for any of its securities.

(j)            All of the agreements listed in the ESP Disclosure Letter corresponding to this Section 2.7 are referred to herein, collectively, as the “ESP Contracts.”

(k)           Each of the ESP Contracts, which purports, by its terms, to be in effect, is valid and in full force and effect, is enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar laws affecting creditors’ rights generally and general principles of equity and will continue to be so immediately following the Effective Date.

2.8           Due Authorization and Enforceability.  ESP has full power and authority to execute and deliver this Agreement and the other agreements and documents contemplated hereby and to engage in the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the consummation by ESP of the transactions contemplated hereby (including the Merger) have been duly and validly authorized by all necessary corporate action on the part of ESP, its Board of Directors and shareholders, and no other corporate proceedings on the part of ESP are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement.  This Agreement and the other agreements and documents contemplated hereby have been or will be at the Closing, as the case may be, duly authorized, executed and delivered by ESP, and each constitutes a valid, legal and binding obligation of ESP, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity.

2.9           No Conflict. The execution, delivery and performance by ESP of this Agreement and the other agreements and documents contemplated hereby and the consummation by ESP of the transactions herein and therein contemplated will not result in a breach or violation of any of the terms and provisions of, or constitute a default under, (A) any statute or any order, rule, regulation or decree of any court or Governmental Entity having jurisdiction of ESP or any of its material properties; (B) any of the ESP Contracts; or (C) ESP’s Charter Documents, except, as it pertains to clauses (A) and (B) of this section, as would not individually or in the aggregate reasonably be expected have a Material Adverse Effect on ESP.

2.10         No Consents Required. Except for the filing of the Articles of Merger with the appropriate authorities, no consent, approval, authorization or order of, or filing with, any Governmental Entity is required for the execution, delivery and performance by ESP of this Agreement or for the consummation by ESP of the transactions contemplated hereby, except (A) for applicable requirements, if any, of the Securities Act, the Exchange Act, or Blue Sky Laws, and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities of other jurisdictions in which ESP is licensed or qualified to do business; (B) for the filing of any notifications required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the expiration of the required waiting period thereunder; and (C) if the failure to obtain such consents, approvals, authorizations, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on ESP, or prevent consummation of the transactions contemplated by this Agreement or otherwise prevent the parties hereto from performing their obligations under this Agreement.

2.11         Capitalization.  As of the date of this Agreement, the authorized capital stock of ESP consists of 100,000,000 shares of common stock, $.001 par value.  There is no other capital stock of ESP authorized for issuance.  As of the date hereof, 53,250,000 shares of ESP Common Stock are issued and outstanding.  As of the date hereof, no shares of ESP Common Stock are in ESP’s treasury; and no such shares are reserved for issuance.  All such issued and outstanding shares of ESP Common Stock have been duly authorized and validly issued, fully paid and nonassessable, issued in compliance with Applicable Law, and federal and state securities laws and have not been issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities that have not been waived in writing or satisfied.  Except for the (A) Service Shares (as that term is defined by the provisions of Section 5.7 of this Agreement, and (B) the CalCap Warrants (as that term is defined by the provisions of Section 2.32 of this Agreement), there are no options, warrants, agreements, contracts or other rights in existence to purchase or acquire from ESP any securities of, or other ownership interest in, ESP.

2.12          Preemptive Rights. There are no statutory or contractual preemptive rights or other rights to subscribe for or to purchase, any securities of ESP pursuant to ESP’s Charter Documents or any agreement or other instrument to which ESP is a party or by which ESP is obligated.

2.13          Registration Rights.  No Person has any right to require ESP to register any securities of ESP under the Securities Act.

2.14          Permits. ESP holds, and is operating in compliance in all material respects with, all franchises, grants, authorizations, licenses, permits, easements, consents, certificates and orders of any Governmental Entity or self-regulatory agency required for the conduct of its business as presently conducted, and all such franchises, grants, authorizations, licenses, permits, easements, consents, certifications and orders are valid and in full force and effect; and ESP is in compliance in all material respects with all applicable federal, state, local and foreign laws, regulations, orders and decrees.

2.15          Good Title to Property.    ESP does not own or lease any real property.  There are no options or other contracts under which ESP has a right or obligation to acquire or lease any interest in real property.  ESP has good and marketable title in fee simple to all personal property owned by it, other than ESP Intellectual Property, which is contemplated by Section 2.16 hereof, in each case free and clear of all liens, claims, security interests, other encumbrances or defects except such as are described in the ESP Audited Financial Statements and ESP Unaudited Financial Statements, except, in each case, where the failure to do so would not reasonably be expected to have a Material Adverse Effect on ESP.

2.16          Intellectual Property.

(a)           ESP owns or possesses the ESP Trademark (as defined below) or rights thereto necessary for the conduct of its business as now being conducted, except to the extent such failure to own or possess the ESP Trademark would not have, individually or in the aggregate, a Material Adverse Effect on ESP.  Except as would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ESP (i) to the knowledge of ESP, there is no infringement, misappropriation or violation by third parties of the ESP Trademark; (ii) there is no pending or, to ESP’s knowledge, threatened action, suit, proceeding or claim by others challenging the rights of ESP in or to the ESP Trademark, and ESP is unaware of any facts which would form a reasonable basis for any such claim; (iii) the ESP Trademark has not been adjudged by a court of competent jurisdiction to be invalid or unenforceable, in whole or in part, and there is no pending or, to ESP’s knowledge, threatened action, suit, proceeding or claim by others challenging the validity or scope of the ESP Trademark, and ESP is unaware of any facts which would form a reasonable basis for any such claim; (iv) there is no pending or, to ESP’s knowledge, threatened action, suit, proceeding or claim by others that ESP infringes, misappropriates or otherwise violates any intellectual property or other proprietary rights of others, ESP has not received any written notice of such claim, and ESP is unaware of any other facts which would form a reasonable basis for any such claim; and (v) to ESP’s knowledge, no former or current employee of ESP is in or has ever been in violation in any material respect of any term of any employment contract, patent disclosure agreement, invention assignment agreement, non-competition agreement, or nondisclosure agreement.  ESP is not a party to or obligated by any option, license or agreement with respect to the ESP Trademark.  The term “ESP Trademark” is defined as and means the trademark Visible Youth.

(b)           Except to the extent that the inaccuracy of this Subsection 2.16(b) (or the circumstances resulting in such inaccuracy), could not be reasonably expected to have a Material Adverse Effect on ESP, ESP owns, or is licensed or otherwise has the legally enforceable right to use (in each event, clear of all leins or encumbrances of any kind), all other ESP Intellectual Property (as defined below) used in or necessary for the conduct of its business as currently conducted.  Except as would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ESP (i) to the knowledge of ESP, there is no infringement, misappropriation or violation by third parties of any ESP Intellectual Property; (ii) there is no pending or, to ESP’s knowledge, threatened action, suit, proceeding or claim by others challenging the rights of ESP in or to any ESP Intellectual Property; (iii) no ESP Intellectual Property has been adjudged by a court of competent jurisdiction to be invalid or unenforceable, in whole or in part, and there is no pending or, to ESP’s knowledge, threatened action, suit, proceeding or claim by others challenging the validity or scope of any ESP Intellectual Property; (iv) there is no pending or, to ESP’s knowledge, threatened action, suit, proceeding or claim by others that ESP infringes, misappropriates or otherwise violates any intellectual property or other proprietary rights of others, ESP has not received any written notice of such claim and ESP is unaware of any other facts which would form a reasonable basis for any such claim; and (v) to ESP’s knowledge, no former or current employee of ESP is in or has ever been in violation in any material respect of any term of any employment contract, patent disclosure agreement, invention assignment agreement, non-competition agreement, or nondisclosure agreement. ESP is not a party to or obligated by any option, license or agreement with respect to the ESP Intellectual Property.  The term “ESP Intellectual Property” is defined as and means all patents, patent applications, trade and service marks, trade and service mark registrations, trade names, copyrights, licenses, inventions, trade secrets, technology, know-how and other intellectual property, with the exception of the ESP Trademark defined above.

2.17          No Violation. ESP is not (A) in violation of its Charter Documents; (B) in material breach of or otherwise in material default, and no event has occurred which, with notice or lapse of time or both, would constitute such a default in the performance of any material obligation, agreement or condition contained in any ESP Contract, to which it is subject or by which it may be obligated, or to which any of the material property or assets of ESP is subject; or (C) in violation of any Legal Requirement with respect to the conduct of its business, or the ownership or operation of its business, except for violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on ESP.

2.18          Taxes. ESP has timely filed (or requested in good faith an extension to the filing of) all federal, state, local and foreign income and franchise tax returns required to be filed and is not in default in the payment of any taxes which were payable pursuant to said returns or any assessments with respect thereto, other than any which ESP is contesting in good faith.  All such returns are true, correct and complete in all material respects.  No audit or other examination of any return of ESP by any tax authority is presently in progress, nor has ESP been notified in writing of any request for such an audit or other examination.  To ESP’s knowledge, it does not have any liability for any unpaid taxes which have not been accrued for or reserved on ESP’s balance sheets included in the ESP Audited Financial Statements and ESP Unaudited Financial Statements, whether asserted or unasserted, contingent or otherwise, other than any liability for unpaid taxes that may have been accrued since the end of the most recent fiscal year in connection with the operation of the business of ESP in the ordinary course of business, none of which is material to the business, results of operations or financial condition of ESP or, if any such amount is material, it has been accrued on the books and records of ESP in accordance with U.S. GAAP.

2.19          No Broker’s Fees.  ESP has not incurred any liability, nor will it incur, directly or indirectly, any liability, for any finder’s or broker’s fee or agent’s commission in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby which will become the liability of ESP to be paid after Closing.

2.20          Insurance.  ESP does not maintain any insurance policies.

2.21          No Labor Disputes. No labor problem or dispute with the employees of ESP exists, or, to ESP’s knowledge, is threatened, which would reasonably be expected to have a Material Adverse Effect on ESP. ESP is not aware that any key employee or significant group of employees of ESP plans to terminate employment with ESP.  ESP is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by ESP, and ESP is not aware of any activities or proceedings of any labor union to organize any such employees.

2.22          Defined Benefit Plans. ESP has not maintained or contributed to a “defined benefit plan” as defined in Section 3(35) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). No plan maintained or contributed to by ESP that is subject to ERISA (an “ERISA Plan”) (or any trust created thereunder) has engaged in a “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code that could subject ESP to any material tax penalty on prohibited transactions and that has not adequately been corrected. Each ESP ERISA Plan is in compliance in all material respects with all reporting, disclosure and other requirements of the Code and ERISA as they relate to such ERISA Plan, except for any noncompliance which would not result in the imposition of a material tax or monetary penalty. With respect to each ESP ERISA Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code, either (A) a determination letter (or opinion letter, if applicable) has been issued by the Internal Revenue Service stating that such ERISA Plan and the attendant trust are qualified thereunder, or (B) the remedial amendment period under Section 401(b) of the Code with respect to the establishment of such ERISA Plan has not ended and a determination letter application will be filed with respect to such ERISA Plan prior to the end of such remedial amendment period. ESP has never completely or partially withdrawn from a “multiemployer plan,” as defined in Section 3(37) of ERISA.

2.23          Compliance with Environmental Laws. ESP (A) is in material compliance with any and all applicable foreign, federal, state and local laws, orders, rules, regulations, directives, decrees and judgments relating to the use, treatment, storage and disposal of hazardous or toxic substances or waste and protection of human health and safety or the environment which are applicable to its business (“Environmental Laws”); (B) has received and is in compliance with all permits, licenses or other approvals required of it under applicable Environmental Laws to conduct its business; and (C) has not received written notice of any actual or potential liability for the investigation or remediation of any disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants, except in the case of clauses (A), (B) and (C) of this Section 2.23 as would not, individually or in the aggregate, have a Material Adverse Effect on ESP.

2.24          Minute Books. The minute books of ESP representing all existing records of all meetings and actions by written consent of its directors and stockholders (including any committees thereof) (collectively, the “ESP Corporate Records”) since its formation through the dates of the most recent such meetings and actions have been made available to ARI.  All ESP Corporate Records are complete and accurately reflect, in all material respects, all transactions referred to in the ESP Corporate Records.

2.25          Foreign Corrupt Practices.  Neither ESP nor, to ESP’s knowledge, any other Person associated with or with the authority to act on behalf of ESP, including, without limitation, any director, officer, agent or employee of ESP has, directly or indirectly, while acting on behalf of ESP (A) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or failed to disclose fully any contribution in violation of law; (B) made any payment to any federal or state governmental officer or official, or other Person charged with similar public or quasi-public duties, other than payments required or permitted by the laws of the United States or any jurisdiction thereof; (C) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended (“FCPA”); or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payments.  ESP’s internal accounting controls and procedures are sufficient to cause it to comply with the FCPA.

2.26          Money Laundering Laws.  The operations of ESP are and have been conducted at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001; the Currency and Foreign Transactions Reporting Act of 1970, as amended; and the applicable money laundering statutes of all Governmental Entities having jurisdiction of ESP, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity with jurisdiction of ESP (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any Governmental Entity or arbitrator involving ESP with respect to the Money Laundering Laws is pending, or to the knowledge of ESP, threatened against ESP.

2.27          OFAC. Neither ESP nor, to the knowledge of ESP, any director, officer, agent, employee or affiliate of ESP, is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”).

2.28          Proprietary Information Agreements.  Each current employee and officer of ESP has executed an agreement with ESP regarding the protection of ESP’s confidentiality and proprietary information.  ESP is not aware that any of its current employees or officers is in violation thereof, and ESP will use its reasonable commercial efforts to prevent any such violation prior to the Closing.  ESP is not aware that any former employee failed to execute similar agreements with ESP or that any such former employee is in violation of any such agreement.

2.29          Solvency.  ESP has not (A) made a general assignment for the benefit of creditors; (B) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by its creditors; (C) suffered the appointment of a receiver to take possession of all, or substantially all, of its assets; (D) suffered the attachment or other judicial seizure of all, or substantially all, of its assets; or (E) made an offer of settlement, extension or composition to its creditors generally.

2.30          Related Party Transactions.  No employee, officer, stockholder, or director of ESP or a member of any of the foregoing individuals’ immediate families (collectively, the “ESP Related Parties”) is indebted to ESP, nor is ESP indebted (or committed to make loans or extend or guaranty credit) to any of them, other than (A) for payment of compensation for services rendered; (B) reimbursement for reasonable expenses incurred on behalf of ESP; and (C) for other standard employee benefits made generally available to all employees (not including option agreements outstanding under any option plan approved by the Board of Directors of ESP).  To ESP’s knowledge, no ESP Related Party has any direct or indirect ownership interest in any firm or corporation with which ESP is affiliated or with which ESP has a business relationship, or any firm or corporation that competes with ESP, except that ESP Related Parties may own stock in publicly traded companies that may compete with ESP.  To the best of ESP’s knowledge, no ESP Related Party is, directly or indirectly, interested in any ESP Contract with ESP (other than such contracts as relate to any such ESP Related Party’s ownership in, or other securities of, ESP or such ESP Related Party’s employment with ESP).

2.31          SEC Filings.  ESP has filed with and furnished to and will continue to file with and furnish to the SEC all forms, documents and reports (including exhibits) required to be filed or furnished prior to the Closing by ESP with the SEC. As of their respective dates, or, if amended prior to the Closing, as of the date of the last such amendment, the SEC Reports comply and will comply in all material respects with the requirements of the Securities

Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated pursuant thereto, and none of the SEC Reports specify or will specify any untrue statement of a material fact or omit to specify or incorporate by reference any material fact required to be specified or incorporated by reference therein or necessary to make the information specified therein, considering the circumstances pursuant to which that information is disclosed, not misleading.  ESP will make available to ARI correct and complete copies of all material correspondence among the SEC, on the one hand, and ESP, on the other hand, occurring and prior to the Closing. As of the date hereof, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the SEC Reports. As of the date hereof, to the knowledge of ESP, none of the SEC Reports is the subject of ongoing SEC review, outstanding SEC comment or SEC investigation.  The financial statements of ESP included in the SEC Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as in effect at the time of filing, have been prepared in accordance with U.S. GAAP (except in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and fairly present the financial situation and condition of ESP as of the dates thereof and its results of operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

2.32          Compensation payable to California Capital Partners, LLC.  ESP has agreed to issue to California Capital Partners, LLC, a Delaware limited liability company (“CalCap”), as compensation for certain consulting services provided by CalCap to ESP in connection with (A) the distribution of ESP’s products and (B) introductions to prospective joint venture participants and merger candidates, including ARI, and related advisory services, warrants to purchase 93,864 shares of ESP Common Stock (on a post reverse split basis), which shall be issued on or after the Effective Date (the “CalCap Warrants”).  The exercise price of the shares of ESP Common Stock subject to the CalCap Warrants is equal to the average trading price of ESP Common Stock for the ten (10) trading days immediately preceding the date of exercise of the CalCap Warrants and shall expire on June 25, 2017.

2.33          Representations and Warranties Complete.  The representations and warranties of ESP included in this Agreement and any list, statement, document or information set forth in, or attached to, any schedule provided pursuant to this Agreement or delivered hereunder (excluding any and all drafts of such documentation), are true and complete in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, considering the circumstances pursuant to which they were made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF ARI

Except as expressly specified in that certain letter (with specific reference to the section or subsection of this Agreement to which the information specified in such letter relates and such other sections or subsections of this Agreement to the extent a matter is disclosed in any such a way to make its relevance to the information called for by such other section or subsection readily apparent), dated as of the date of this Agreement, from ARI to ESP (the “ARI Disclosure Letter”), ARI represents and warrants to ESP as follow:

3.1           Organization. ARI is duly organized and validly existing as a corporation in good standing under the laws of its jurisdiction of incorporation.  ARI has full corporate power and authority to own its properties and to conduct its business as currently conducted, and is duly qualified to do business as a foreign corporation in good standing in each jurisdiction in which it owns or leases real property or in which the conduct of its business requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect on ARI.  ARI is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being or currently planned by ARI to be conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on ARI.

3.2           Subsidiaries.  ARI does not own an interest in any other corporation, association, or other business entity.  ARI is not a party to any joint venture, partnership, or similar arrangement.

3.3           ARI Financial Statements. All of the historical financial statements contained in the ARI Audited Financial Statements and the ARI Unaudited Financial Statements were prepared from the books and records of ARI. The ARI Audited Financial Statements were prepared in accordance with U.S. GAAP, and fairly and accurately specify the financial situation and condition of ARI as at the dates and for the periods indicated.  The ARI Unaudited Financial Statements were prepared in a manner consistent with the basis of presentation used in the ARI Audited Financial Statements and fairly present the financial situation and condition of ARI as at and for the periods indicated, subject to normal year-end adjustments, none of which will be material.  Without limiting the foregoing, at the date of the ARI Balance Sheet, ARI owned each of the assets included in preparation of the ARI Balance Sheet, and the valuation of such assets in the ARI Balance Sheet is not more than their fair saleable value (on an item-by-item basis) at that date; and ARI had no liabilities, other than those specified in ARI Balance Sheet, nor any liabilities in amounts in excess of the amounts included for them in ARI Balance Sheet.  Copies of the ARI Audited Financial Statements and the ARI Unaudited Financial Statements have been provided to ESP.

3.4           Off Balance Sheet Arrangements.  There is no transaction, arrangement or other relationship among ARI and an unconsolidated, or other off balance sheet entity that is not disclosed in the ARI Audited Financial Statements and ARI Unaudited Financial Statements that otherwise could be reasonably likely to have a Material Adverse Effect on ARI.

3.5           Absence of Material Changes. From the date of the ARI Unaudited Financial Statements to the date of this Agreement, ARI has conducted its business only in the ordinary course, and during such period there has not been:

(a)           any state of facts, event, change, effect, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on ARI;

(b)           any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any ARI Common Stock or any repurchase for value by ARI of any ARI Common Stock;

(c)           any split, combination or reclassification of any ARI Common Stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of ARI Common Stock;

(d)           (i)          any granting by ARI to any current or former employee, officer, director or independent contractor of ARI (each, a “Participant”) of any loan or any increase in compensation, benefits, perquisites or any bonus or award, except in the ordinary course of business consistent with prior practice; (ii) any payment of any bonus to any Participant; (iii) any granting by ARI to any such Participant of any increase in severance, change in control or termination pay or benefits, in each case, except as was required pursuant to any employment, severance or termination agreements in effect as of the date of the most recent ARI Audited Financial Statements; or (iv) any damage, destruction or loss, whether or not covered by insurance, that individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect on ARI;

(e)           any change in accounting methods, principles or practices by ARI, except insofar as may have been required by a change in GAAP;

(f)           any material elections with respect to taxes by ARI or settlement or compromise by ARI of any material tax liability or refund;

(g)           any revaluation by ARI of any of the material assets of ARI; or

(h)           any other action or inaction by ARI that would have violated the provisions Section 4.1 of this Agreement, if taken after the date of this Agreement.

3.6           Legal Proceedings.  There is no pending or, to the knowledge of ARI threatened or contemplated, any action, suit or proceeding to which ARI is a party, or of which any property or assets of ARI is the subject before or by any Governmental Entity or arbitrator, which, individually or in the aggregate, would reasonably be likely to have a Material Adverse Effect on ARI.

3.7           Contracts. The ARI Disclosure Letter pursuant to the corresponding section specifies a list of the following documents to which ARI is a party:

(a)           all agreements, contracts or commitments that require prospective fixed and/or contingent payments or expenditures by or to ARI and which are otherwise material or not entered into in the ordinary course of business;

(b)           all contracts, leases or agreements involving payments in excess of $50,000.00, which are not cancelable by ARI, without penalty on not less than 60 days notice;

(c)           all indentures, mortgages, promissory notes, loan agreements, guaranties or other agreements or commitments for the borrowing of money or pledging or granting a security interest in any assets with a value in excess of $50,000.00;

(d)           all employment contracts, non-competition agreements, invention assignments, severance or other agreements with officers, directors or stockholders of ESP or Persons related to or affiliated with such Persons;

(e)           all stock redemption or purchase agreements or other agreements affecting or relating to the capital stock of ARI, including, without limitation, all agreements with stockholders of ARI which includes, without limitation, antidilution rights, voting arrangements or operating covenants;

(f)            all pension, profit sharing, retirement, stock option or stock ownership plans;

(g)           all royalty, dividend or similar arrangements based on the revenues or profits of ARI or based on the revenues or profits derived from any material contract;

(h)           all acquisition, merger, asset purchase or other similar agreements entered into in the past 12 months; or

(i)            all agreements pursuant to which ARI has granted any person registration rights for any of its securities.

(j)            All of the agreements listed in the ARI Disclosure Letter corresponding to this Section 3.7 are referred to herein, collectively, as the “ARI Contracts.”

(k)           Each of the ARI Contracts, which purports, by its terms, to be in effect, is valid and in full force and effect, is enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar laws affecting creditors’ rights generally and general principles of equity and will continue to be so immediately following the Effective Date.

3.8           Due Authorization and Enforceability.  ARI has full power and authority to execute and deliver this Agreement and the other agreements and documents contemplated hereby and to engage in the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the consummation by ARI of the transactions contemplated hereby (including the Merger) have been duly and validly authorized by all necessary corporate action on the part of ARI, its Board of Directors and its shareholders, and no other corporate proceedings on the part of ARI are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement.  This Agreement and the other agreements and documents contemplated hereby have been or will be at the Closing duly authorized, executed and delivered by ARI, and each constitutes a valid, legal and binding obligation of ARI, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity.

3.9           No Conflict. The execution, delivery and performance by ARI of this Agreement and the other agreements and documents contemplated hereby and the consummation by ARI of the transactions herein and therein contemplated will not result in a breach or violation of any of the terms and provisions of, or constitute a default under, (A) any statute or any order, rule, regulation or decree of any court or Governmental Entity having jurisdiction of ARI or any of its material properties; (B) any agreement or instrument to which ARI is a party or by which it is obligated or to which any of its property is subject; or (C) ARI’s Charter Documents, except, as it pertains to clauses (A) and (B) of this section, as would not individually or in the aggregate reasonably be expected have a Material Adverse Effect on ARI.

3.10          No Consents Required.  Except for the filing of the Articles of Merger with the appropriate authorities, no consent, approval, authorization or order of, or filing with, any Governmental Entity is required for the execution, delivery and performance by ARI of this Agreement for the consummation by ARI of the transactions contemplated hereby, except (A) for applicable requirements, if any, of the Securities Act, the Exchange Act or Blue Sky Laws, and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities of other jurisdictions in which ARI is licensed or qualified to do business; (B) for the filing of any notifications required under the HSR Act, and the expiration of the required waiting period thereunder; and (C) if the failure to obtain such consents, approvals, authorizations, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on ARI or prevent consummation of the transactions contemplated by this Agreement or otherwise prevent the parties hereto from performing their obligations under this Agreement.

3.11          Capitalization.

(a)           As of the date of this Agreement, the authorized capital stock of ARI consists of 200,000,000 shares of common stock, $.001 par value.  There is no other capital stock of ARI authorized for issuance.  As of the date hereof, 1,250,000 shares of ARI Common Stock are issued and outstanding.  As of the date hereof, no shares of ARI Common Stock are held in ARI’s treasury; and no such shares are reserved for issuance.  All such issued and outstanding shares of ARI Common Stock are fully paid, nonassessable and validly issued in compliance with Applicable Law, and federal and state securities laws and have not been issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities that have not been waived in writing or satisfied.  Except for those warrants specified in Subsection 1.5(b) of this Agreement, there are no options, warrants, agreements, contracts or other rights in existence to purchase or acquire from ARI any shares of the capital stock of ARI.

3.12          Preemptive Rights. There are no statutory or contractual preemptive rights or other rights to subscribe for or to purchase, any securities of ARI or   pursuant to the Charter Documents of ARI or any agreement or other instrument to which ARI is a party or by which ARI is obligated.

3.13          Registration Rights.  No person has any right to require ARI to register any shares of ARI Common Stock under the Securities Act.

3.14          Permits. ARI holds, and is operating in compliance in all material respects with, all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, and orders of any Governmental Entity or self-regulatory agency required for the conduct of its business as presently conducted, and all such franchises, grants, authorizations, licenses, permits, easements, consents, certifications and orders are valid and in full force and effect; and ARI is in compliance in all material respects with all applicable federal, state, local and foreign laws, regulations, orders, and decrees.

3.15          Good Title to Property.    ARI does not own or lease any real property.  There are no options or other contracts under which ARI has a right or obligation to acquire or lease any interest in real property.  ARI has good and marketable title in fee simple to all personal property owned by it, other than ARI Intellectual Property, which is contemplated by Section 3.16 hereof, in each case free and clear of all liens, claims, security interests, other encumbrances or defects except such as are described in the ARI Audited Financial Statements and ARI Unaudited Financial Statements, except, in each case, where the failure to do so would not reasonably be expected to have a Material Adverse Effect on ARI.

3.16          Intellectual Property.

(a)           ARI owns or possesses the ARI Trademarks (as defined below) or rights thereto necessary for the conduct of its business as now being conducted, except to the extent such failure to own or possess the ARI Trademarks would not have, individually or in the aggregate, a Material Adverse Effect on ARI.  Except as would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ARI (i) to the knowledge of ARI, there is no infringement, misappropriation or violation by third parties of either of the ARI Trademarks; (ii) there is no pending or, to ARI’s knowledge, threatened action, suit, proceeding or claim by others challenging the rights of ARI in or to either of the ARI Trademarks, and ARI is unaware of any facts which would form a reasonable basis for any such claim; (iii) neither of the ARI Trademarks has been adjudged by a court of competent jurisdiction to be invalid or unenforceable, in whole or in part, and there is no pending or, to ARI’s knowledge, threatened action, suit, proceeding or claim by others challenging the validity or scope of either of the ARI Trademarks, and ARI is unaware of any facts which would form a reasonable basis for any such claim; (iv) there is no pending or, to ARI’s knowledge, threatened action, suit, proceeding or claim by others that ARI infringes, misappropriates or otherwise violates any intellectual property or other proprietary rights of others, ARI has not received any written notice of such claim, and ARI is unaware of any other facts which would form a reasonable basis for any such claim; and (v) to ARI’s knowledge, no current employee of ARI is in or has ever been in violation in any material respect of any term of any employment contract, patent disclosure agreement, invention assignment agreement, non-competition agreement, or nondisclosure agreement.  ARI is not a party to or obligated by any option, license or agreement with respect to either of the ARI Trademarks.  The term “ARI Trademarks” is defined as and means the trademarks Chalice and Longevity Miracles.

(b)           Except for the ARI Trademarks, ARI does not own or have any interest, direct or indirect, in or to any intellectual property.

3.17          No Violation.  ARI is not (A) in violation of its Charter Documents; (B) in material breach of or otherwise in material default, and no event has occurred which, with notice or lapse of time or both, would constitute such a default in the performance of any material obligation, agreement or condition contained in any ARI Contract, to which it is subject or by which it may be obligated, or to which any of the material property or assets of ARI is subject; or (C) in violation of any Legal Requirements with respect to the conduct of its business, the ownership, or operation of its business, or the issuance of its capital stock, except for violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on ARI.

3.18          Taxes.  ARI has filed timely (or requested in good faith an extension to the filing of) all federal, state, local, and foreign income and franchise tax returns required to be filed and is not in default in the payment of any taxes which were payable pursuant to said returns or any assessments with respect thereto, other than any which ARI is contesting in good faith.  All such returns are true, correct and complete in all material respects.  No audit or other examination of any return of ARI by any tax authority is presently in progress, nor has ARI been notified in writing of any request for such an audit or other examination.  ARI has no liability for any unpaid taxes which have not been accrued for or reserved on the balance sheets included in the ARI Audited Financial Statements and ARI Unaudited Financial Statements, whether asserted or unasserted, contingent or otherwise, other than any liability for unpaid taxes that may have been accrued since the end of the most recent fiscal year in connection with the operation of the business of ARI in the ordinary course of business, none of which is material to the business, results of operations or financial condition of ARI, if any such account is material, it has been accrued on the books and records of ARI in accordance with U.S. GAAP.

3.19          ARI Broker’s Fees.  ARI has agreed to pay to Global Capital Markets, Inc., registered with FINRA as a broker dealer through its wholly owned subsidiary GCMI Securities Corp. (“Global”), as compensation for Global’s services in connection with the Merger, a fee in the amount equal to nine-tenths (9/10s) of one percent (1%) of the “net” book value of ARI on the Effective Date, which book value is anticipated to be approximately $450,000.00.  Accordingly, Global shall be entitled to receive from ARI on the Effective Date compensation in the approximate amount of $4,050.00 (the “Global Fee”).  Except for the Global Fee, ARI has not incurred any liability, nor will either incur, directly or indirectly, any liability, for any finder’s or broker’s fee or agent’s commission in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

3.20          Insurance.  ARI maintains a directors and officers liability insurance policy in the amount of $5,000,000.00, that will remain in force until the Closing.

3.21          No Labor Disputes. No labor problem or dispute with the employees of ARI exists, or, to ARI’s knowledge, is threatened; ARI is not aware that any key employee or significant group of employees of ARI plans to terminate employment with ARI.  ARI is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by ARI; and ARI is not aware of any activities or proceedings of any labor union to organize any such employees.

3.22          Defined Benefit Plans.  ARI neither maintains, nor has any liability under, any ERISA Plan.

3.23          Compliance with Environmental Laws.  ARI (A) is in compliance with any and all applicable Environmental Laws; (B) has received and is in compliance with all permits, licenses or other approvals required of it under applicable Environmental Laws to conduct its business; and (C) has not received written notice of any actual or potential liability for the investigation or remediation of any disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants, except in the case of clauses (A), (B) and (C) of this Section 3.23 as would not, individually or in the aggregate, have a Material Adverse Effect on ARI.

3.24          Minute Books. The minute books of ARI representing all existing records of all meetings and actions by written consent of its directors and stockholders (including any committees thereof) (collectively, the “ARI Corporate Records”) since its formation through the dates of the most recent such meetings and actions have been made available to ESP.  All ARI Corporate Records are complete and accurately reflect, in all material respects, all transactions referred to in the ARI Corporate Records.

3.25          Foreign Corrupt Practices.  To the best of ARI’s knowledge, neither ARI, nor any other Person associated with or with the authority to act on behalf of ARI, including, without limitation, any director, officer, agent, or employee of ARI, has, directly or indirectly, while acting on behalf of ARI (A) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or failed to disclose fully any contribution in violation of law; (B) made any payment to any federal or state governmental officer or official, or other Person charged with similar public or quasi-public duties, other than payments required or permitted by the laws of the United States or any jurisdiction thereof; (C) violated or is in violation of any provision of the FCPA; or (D) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payments.  ARI’s internal accounting controls and procedures are sufficient to cause it to comply with the FCPA.

3.26          Money Laundering Laws.  The operations of ARI are, and have been conducted, at all times in compliance in all material respects with applicable Money Laundering Laws, and no action, suit or proceeding by or before any Governmental Entity or arbitrator involving ARI with respect to the Money Laundering Laws is pending, or to the knowledge of ARI, threatened against ARI.

3.27          OFAC.  Neither ARI nor, to the knowledge of ARI, any director, officer, agent, employee, or affiliate of ARI, is currently subject to any U.S. sanctions administered by the OFAC.

3.28          Proprietary Information Agreements.  Each current employee and officer of ARI has executed an agreement with ARI regarding the protection of ARI’s confidentiality and proprietary information.  ARI is not aware that any of its current employees or officers is in violation thereof, and ARI will use its reasonable commercial efforts to prevent any such violation prior to the Closing.  ARI is not aware that any former employee failed to execute similar agreements with ARI or that any such former employee is in violation of any such agreement.

3.29          Solvency.  ARI has not (A) made a general assignment for the benefit of creditors; (B) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by its creditors; (C) suffered the appointment of a receiver to take possession of all, or substantially all, of its assets; (D) suffered the attachment or other judicial seizure of all, or substantially all, of its assets; or (E) made an offer of settlement, extension or composition to its creditors generally.

3.30          Related Party Transactions.   No employee, officer, stockholder, or director of ARI or a member of any of the foregoing individuals’ immediate families (collectively, the “ARI Related Parties”) is indebted to ARI, nor is ARI indebted (or committed to make loans or extend or guaranty credit) to any of them, other than (A) for payment of compensation for services rendered; (B) reimbursement for reasonable expenses incurred on behalf of ARI; and (C) for other standard employee benefits made generally available to all employees (not including option agreements outstanding under any option plan approved by the Board of Directors of ARI).  To ARI’s knowledge, no

ARI Related Party has any direct or indirect ownership interest in any firm or corporation with which ARI is affiliated or with which ARI has a business relationship, or any firm or corporation that competes with ARI, except that ARI Related Parties may own stock in publicly traded companies that may compete with ARI.  To the best of ARI’s knowledge, no ARI Related Party is, directly or indirectly, interested in any ARI Contract with ARI (other than such contracts as relate to any such ARI Related Party’s ownership in, or other securities of, ARI or such ARI Related Party’s employment with ARI).

3.31          Representations and Warranties Complete.  The representations and warranties of ARI included in this Agreement and any list, statement, document or information set forth in, or attached to, any schedule provided pursuant to this Agreement or delivered hereunder, are true and complete in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, considering the circumstances pursuant to which they were made.

3.32          ARI Banking Relationships.  The ARI Disclosure Letter under the corresponding section specifies the names and locations of all banks, trust companies, savings and loans associations and other financial institutions at which ARI maintains its safe deposit boxes or accounts of any nature and the names of all persons authorized to have access thereto, draw thereon or make withdrawals therefrom.

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1           Conduct of Business by ARI and ESP.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each of ARI and ESP shall, except to the extent that each other party to this Agreement shall otherwise consent in writing, or as contemplated by this Agreement, or as set forth in Schedule 4.1 attached hereto, conduct its business in the usual, regular and ordinary course consistent with past practices, in substantially the same manner as heretofore conducted and in compliance with all Applicable Laws and regulations (except where noncompliance would not be reasonably expected to have a Material Adverse Effect on the respective party); pay its debts and taxes when due subject to good faith disputes regarding such debts or taxes; pay or perform other material obligations when due; and use its commercially reasonable best efforts  consistent with past practices and policies to (A) preserve substantially intact its present business organization; (B) keep available the services of its present key officers and key employees; and (C) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has significant business dealings.  In addition, except as required or permitted by the terms of this Agreement, without the prior written consent of each other party to this Agreement, which shall not be unreasonably withheld, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each of ARI and ESP shall not do any of the following:

(a)           Waive any stock repurchase rights, accelerate, amend or (except as specifically provided for herein) change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

(b)           Grant any severance or termination pay to (i) any officer or (ii) any employee, except pursuant to applicable law, written agreements then in effect, or policies existing on the date hereof and as previously or concurrently disclosed in writing or made available to each other party to this Agreement, or adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof;

(c)           With respect to ESP, sell, transfer or license to any Person or otherwise extend, amend or modify any material rights to any ESP Intellectual Property or the ESP Trademark, or enter into any agreement, commitment, or undertaking to sell, transfer or license to any Person future patent rights, except in the ordinary course of business consistent with past practice;

(d)           Except for the Reverse Stock Split (as that term is defined in Section 5.5 of this Agreement), declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, any capital stock;

(e)           Purchase, redeem or otherwise acquire, directly or indirectly, any common stock or other equity securities or ownership interests, except pursuant to the terms of the respective party’s Charter Documents;

(f)           Except as contemplated by this Agreement, issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any common stock or other equity securities or ownership interests or any securities convertible into or exchangeable for common stock or other equity securities or ownership interests, or subscriptions, rights, warrants or options to acquire any common stock or other equity securities or ownership interests or any securities convertible into or exchangeable for common stock or other equity securities or other ownership interests, or enter into other agreements, commitments or undertakings of any character obligating it to issue any such common stock, equity securities or other ownership interests or convertible or exchangeable securities;

(g)           Except for the amendment and restatement of the Articles of Incorporation of ESP to effectuate the (1) Reverse Stock Split and (2) ESP Name Change (as that term is defined by the provisions of Section 5.6 of this Agreement, amend its Charter Documents;

(h)           Except as contemplated by this Agreement, acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of ARI or ESP, as applicable, or enter into any joint venture, strategic partnership or alliance or other arrangement that provides for exclusivity of territory or otherwise restrict such party’s ability to compete or to offer or sell any products or services;

(i)            Sell, lease, license, encumber or otherwise dispose of any properties or assets, except (A) sales of inventory in the ordinary course of business consistent with past practice, and (B) the sale, lease or disposition (other than through licensing) of property or assets that are not material, individually or in the aggregate, to the business of such party;

(j)            Incur any indebtedness for borrowed money or guaranty any indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of ARI or ESP, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

(k)           Adopt or amend any employee benefit plan, policy or arrangement, any employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will”), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants, except in the ordinary course of business consistent with past practices or to conform to the requirements of any Applicable Law;

(l)            Pay, discharge, settle, or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of this Agreement) other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practices or in accordance with their terms, or liabilities recognized or disclosed in the most recent financial statements of such party or incurred since the date of such financial statements, or waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce any confidentiality or similar agreement to which such party is a party or of which such party is a beneficiary, as applicable;

(m)           Except in the ordinary course of business consistent with past practices, modify, amend or terminate any material ESP Contract or ARI Contract, as applicable, or waive, delay the exercise of, release or assign any material rights or claims thereunder;

(n)           Except as required by U.S. GAAP, revalue any of its assets or make any change in accounting methods, principles or practices;

(o)           Except in the ordinary course of business consistent with past practices, incur or enter into any agreement, contract or commitment requiring such party to pay in excess of $50,000.00 in any 12-month period;

(p)           Settle any litigation if the consideration given is other than monetary or to which a Related Party of such party is a party;

(q)           Make or rescind any tax elections that, individually or in the aggregate, could be reasonably likely to adversely affect in any material respect the tax liability or tax attributes of such party, settle or compromise any material income tax liability or, except as required by applicable law, materially change any method of accounting for tax purposes or prepare or file any return in a manner inconsistent with past practice;

(r)            Form or establish any subsidiary, except in the ordinary course of business consistent with prior practice or as contemplated by this Agreement;

(s)           Permit any Person to exercise any of its discretionary rights under any ERISA Plan to provide for the automatic acceleration of any outstanding options, the termination of any outstanding repurchase rights or the termination of any cancellation rights issued pursuant to any such plan;

(t)            Make capital expenditures, except in accordance with prudent business and operational practices consistent with past practices;

(u)           Make or omit to take any action which would be reasonably expected to have a Material Adverse Effect on such party;

(v)           Enter into any transaction with or distribute or advance any assets or property to any of its officers, directors, stockholders, or other Affiliates, other than the payment of salary and benefits and tax distributions in the ordinary course of business consistent with past practices; or,

(w)           Agree in writing or otherwise agree, commit or resolve to take any of the actions described in Paragraphs (a) through (v), inclusive, of this section.

4.2           Exclusivity

(a)           During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, ARI, on the one hand, and ESP, on the other hand (each such party, an “Obligated Party”), shall not, and each Obligated Party shall cause such party’s respective officers, directors, employees, representatives and agents, as applicable, not to, directly or indirectly, (i) encourage, solicit, initiate, engage or participate in negotiations with any Person (other than the respective other Obligated Party) concerning any “Merger Transaction” (defined below) or (ii) take any other action intended or designed to facilitate the efforts of any Person (other than ARI or ESP, as the case may be) relating to a possible Merger Transaction.  For purposes of this Agreement, the term “Merger Transaction” shall mean and be defined as any of the following involving ESP, or its subsidiary, or ARI, as the case may be, (i) any merger, consolidation, share exchange, business combination or other similar transaction; or (ii) any sale, lease, exchange, transfer or other disposition of any of the assets of ESP, or its subsidiary, or ARI (other than in the normal course of business consistent with past practice) or any shares of the capital stock of ESP, or its subsidiary, or ARI in a single transaction or series of transactions.

(b)           In the event that there is an unsolicited proposal for, or an unsolicited indication of, a serious interest in entering into a Merger Transaction, communicated to an Obligated Party or any of its respective officers, directors or employees or any of its representatives or agents, such Obligated Party shall immediately (and in no less than 48 hours) give written notice of same to the other Obligated Party.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1           Schedule 14C of ESP.

(a)           As of the date of this Agreement, ESP has obtained the consent of a majority of its outstanding shares of the ESP Common Stock to approve the Merger, the change in control of ESP resulting from the Merger, and this Agreement and the transactions contemplated hereby.  Except as otherwise agreed in writing by ARI and ESP, as promptly as practicable after the execution of this Agreement, ESP shall prepare and file with the SEC and distribute an Information Statement on Schedule 14C for the purpose of notifying the holders of the ESP Common Stock prior to the Merger of the approval of the matters set forth in this Section 5.1(a), together with such matters as ESP may deem necessary (the “Schedule 14C”).

(b)           ARI shall cooperate and use its commercially reasonable efforts to supply ESP with all requisite information necessary that ESP requests to complete the Schedule 14C.

(c)           The information supplied by ARI in response to requests by ESP for inclusion in the Schedule 14C shall not, at the time the Schedule 14C is filed with the SEC or distributed to the holders of ESP Common Stock prior to the Merger and on the Effective Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, not misleading.

(d)           The information supplied by ESP for inclusion in the Schedule 14C shall not, at the time the Schedule 14C is filed with the SEC or distributed to the holders of ESP Common Stock prior to the Merger and on the Effective Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, not misleading.

(e)            If, at any time prior to the Effective Date, any event or circumstance relating to ESP, ARI or any of their respective officers or directors should be discovered which should be set forth in an amendment to the Schedule 14C, such party shall promptly inform the other, and ESP shall promptly prepare, file, and distribute such amendment to the Schedule 14C.

(f)            All documents that ESP is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

5.2           Blue Sky Compliance. ESP shall use its commercially reasonable efforts to avail itself of any exemptions or to qualify or otherwise register the shares of ESP Common Stock to be issued pursuant to the Merger under the securities or Blue Sky Laws of every jurisdiction of the United States in which a ARI stockholder has an address on the records of ARI, on the record date for determining ARI stockholders entitled to notice of and to vote on the Merger, except any such jurisdiction with respect to which counsel for ESP has determined that such qualification or registration is not required under the securities or Blue Sky Laws of such jurisdiction.

5.3           Directors and Officers of ESP After Merger.

(a)           Subject to compliance with the Securities Act and Exchange Act and the rules and regulations promulgated thereunder and, specifically, the filing of the Schedule 14C and waiting the requisite waiting periods for notice, after the Effective Date, the Board of Directors of ESP will consist of five (5) directors, which shall be Samuel Asculai, John Nelson (Chairman), Mark Mansfield, Kenneth Weiss, and Donald Nicholson.

(b)           Immediately after the Effective Date, the officers of ESP shall be:

(i)           Mark Mansfield – President and Chief Executive Officer;

(ii)          Douglas Lee - Chief Financial Officer and Treasurer; and

(iii)         Samuel Asculai – Secretary and Chief Science Officer.

5.4           HSR Act.  If required pursuant to the HSR Act, as promptly as practicable after the date of this Agreement, ARI and ESP shall each prepare and file the notifications and any other information required of them thereunder in connection with the transactions contemplated by this Agreement and shall promptly and in good faith respond to all information requested of it by the Federal Trade Commission and Department of Justice in

connection with such notifications in accordance with all applicable requirements of all Governmental Entities.  ARI and ESP shall cooperate in good faith with each other and such Governmental Entities.  ARI and ESP shall (A) promptly inform the other of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Entity regarding the transactions contemplated by this Agreement; (B) give the other prompt notice of the commencement of any action, suit, litigation, arbitration, proceeding or investigation by or before any Governmental Entity with respect to such transactions; (C) request an early termination of the waiting period under the HSR Act; and (D) keep the other reasonably informed as to the status of any such action, suit, litigation, arbitration, proceeding or investigation.  Filing fees with respect to the notifications required under the HSR Act shall be paid equally by ARI and ESP.

5.5           Reverse Stock Split.  No later than the Closing Date and prior to the Effective Time, ESP shall, conditioned upon the approval of ESP’s shareholders, effectuate a reverse stock split pursuant to which every fifty (50) shares of outstanding ESP Common Stock shall be exchanged for one share of ESP Common stock; provided, however, that, each stockholder of ESP who would otherwise be entitled to a fraction of a share of ESP Common Stock (after aggregating all fractional shares of ESP Common Stock that would otherwise be received by such stockholder) shall receive from ESP, in lieu of such fractional share, one share of ESP Common Stock (the “Reverse Stock Split”).

5.6           Change of Corporate Name of ESP.  No later than the Closing Date and prior to the Effective Time, ESP shall, conditioned upon the approval of ESP’s shareholders, amend ESP’s Articles of Incorporation to change the name of ESP from Enhance Skin Products Inc. to Enhanced Life Technologies, Inc. (the “ESP Name Change”).

5.7           Issuance by ESP of Common Stock in Satisfaction of Obligations.  No later than the Closing Date and prior to the Effective Time, as full and complete satisfaction of that certain indebtedness owed by ESP to (A) Samuel Asculai, (B) Christopher Hovey, and (C) Drasko Puseljic because of their service to ESP pursuant to their respective employment or consulting agreements,  ESP shall issue to (X) Samuel Asculai 246,124 shares of ESP Common Stock; (Y) Christopher Hovey 146,277 shares of ESP Common Stock; and (Z) Drasko Puseljic 286,124 shares of ESP Common Stock.  The numbers of the shares of ESP Common Stock specified by this Section 5.7 have been determined on a post Reverse Stock Split basis.  The shares of ESP Common Stock to be issued pursuant to this Section 5.7 shall be referred to herein as the “Service Shares”.

5.8           Other Actions.

(a)           As promptly as practicable after execution of this Agreement, ESP shall prepare and file with the SEC a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement (“Signing Form 8-K”), which ARI shall review, comment upon and approve (which approval shall not be unreasonably withheld or delayed) prior to filing.  Any language included in the Signing Form 8-K and approved by ARI, may henceforth be used by ESP in other filings made by it with the SEC and in other documents distributed by ESP in connection with the transactions contemplated by this Agreement without further review or consent of ARI.  Promptly after the execution of this Agreement, ARI and ESP shall also mutually agree on and issue a press release announcing the execution of this Agreement (the “Signing Press Release”).

(b)           ARI and ESP shall cooperate with each other to prepare a Current Report on Form 8-K announcing the Closing and to include the financial statements prepared by ESP, ARI, ESP’s accountant, and ARI’s accountant and such other information that may be required to be disclosed with respect to the Merger in any report or form to be filed with the SEC (the “Closing Form 8-K”).  Prior to Closing, ARI and ESP mutually shall agree on a press release announcing the consummation of the Merger (the “Closing Press Release”).  Concurrently with the Closing, ESP shall distribute the Closing Press Release.  Concurrently with the Closing, or as soon as practicable thereafter, ESP shall file the Closing Form 8-K with the SEC.

(c)           ESP and ARI shall cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable laws to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as soon as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity.

5.9           Required Information.  In connection with the preparation of the Signing Form 8-K, the Signing Press Release, the Schedule 14C, the Closing Form 8-K and the Closing Press Release, or any other statement, filing notice or application made by or on behalf of ARI and/or ESP to any Government Entity or other third party in connection with the Merger and the other transactions contemplated hereby, and for such other reasonable purposes, ESP and ARI each shall, upon request by the other, furnish the other with all information concerning themselves, their respective directors, officers, and stockholders (including the directors of ARI and ESP to be elected effective as of the Closing pursuant to Section 5.3 hereof) and such other matters as may be reasonably necessary or advisable in connection with the Merger, or any other statement, filing, notice or application made by or on behalf of ESP and

ARI to any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated hereby.  Each party to this Agreement warrants and represents to the other such party that all such information shall be true and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

5.10          Confidentiality; Access to Information.

(a)            Confidentiality.  Any confidentiality agreement previously executed by the parties to this Agreement shall be superseded in its entirety by the provisions of this Agreement.  Each party to this Agreement agrees to maintain in confidence any non-public information (“Confidential Information”) received from each other such party, and to use such non-public information only for purposes of consummating the transactions contemplated by this Agreement.  Any party to this Agreement may disclose the Confidential Information to its financial advisors, accountants, counsel and other representatives (collectively “Advisors”); provided, however, that such Advisors agree to be obligated by the provisions of this Section 5.10 and the party disclosing such Confidential Information to its Advisors is responsible for such Advisors’ compliance with this Section 5.10.  Such confidentiality obligations will not apply to (i) information which was known to a party to this Agreement or its respective agents prior to receipt from any other such party; (ii) information which is or becomes generally known other than by breach of the covenants set forth in this Section 5.10; (iii) information acquired by a party to this Agreement or its respective agents from a third party who is not obligated to confidentiality; and (iv) disclosure required by law.  In the event this Agreement is terminated as provided in Article VII hereof, each party (i) will destroy or return or cause to be destroyed or returned to each other respective party all documents and other material obtained from any other such party in connection with the Merger, and (ii) use its reasonable best efforts to delete from its computer systems all documents and other material obtained from any other such party in connection with the Merger.

(b)            Access to Information.

(i)          ESP will afford ARI and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and key personnel of ESP during the period prior to the Closing, and subject to any applicable confidentiality agreements with third parties (the existence and scope of which of which have been disclosed to ARI), to obtain all information concerning the business, including the status of business development efforts, properties, results of operations and personnel of ESP as ARI may reasonably request.  No information or knowledge obtained by ARI in any investigation pursuant to this Section 5.10 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

(ii)        ARI will afford ESP and its financial advisors, underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of ARI during the period prior to the Closing, and subject to any applicable confidentiality agreements with third parties (the existence and scope of which have been disclosed to ESP), to obtain all information concerning the business, including properties, results of operations and personnel of ARI, as ESP may reasonably request.  No information or knowledge obtained by ESP in any investigation pursuant to this Section 5.10 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

5.11          Public Disclosure.  From the date of this Agreement until Closing or termination of this Agreement as specified herein, the parties to this Agreement shall cooperate in good faith to prepare and mutually agree upon all press releases and public announcements pertaining to this Agreement and the transactions contemplated hereby, and no party to this Agreement shall issue or otherwise make any public announcement or communication pertaining to this Agreement or the transactions contemplated hereby without the prior consent of ARI (in the case of ESP) or ESP (in the case of ARI), except as otherwise provided by this Agreement or as required by any legal requirement or by the rules and regulations of, or pursuant to any agreement of, a stock exchange or trading or quotation system.  Each party to this Agreement will not unreasonably withhold approval from any other such party with respect to any press release or public announcement.  If any party to this Agreement determines with the advice of counsel that it is required to make this Agreement or any terms of the Merger public or otherwise issue a press release or make public disclosure with respect thereto, such party shall, at a reasonable time before making any public disclosure, consult with the other such party regarding such disclosure, seek such confidential treatment for such terms or portions of this Agreement or the transaction as may be reasonably requested by the other such party and disclose only such information as is legally compelled to be disclosed.  This provision will not apply to communications by any such party to its counsel, accountants, investors, and other professional advisors.

5.12           Commercially Reasonable Efforts.  Upon the terms and subject to the conditions set forth in this Agreement, each of the parties to this Agreement agrees to use its commercially reasonable good faith efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other such party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using commercially reasonable best efforts to (A) cause the conditions precedent set forth in Article VI of this Agreement to be satisfied; (B) obtain all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and prepare and submit all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and avoid any suit, claim, action, investigation or proceeding by any Governmental Entity; (C) obtain all consents, approvals or waivers from third parties required as a result of the transactions contemplated in this Agreement; (D) defend any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; and (E) execute or deliver any additional instruments reasonably necessary to consummate the transactions contemplated by, and fully carry out the purposes of, this Agreement.  In connection with, and without limiting, the foregoing, ARI and its Board of Directors, and ESP and its Board of Directors, shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use their commercially reasonable best efforts to enable the Merger and the other transactions contemplated by this Agreement to be consummated as promptly as practicable on the terms contemplated by this Agreement.  Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require ARI or ESP to agree to any divestiture by itself or any of its Affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation regarding the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock.

5.13          No Securities Transactions.  Neither ARI nor any of its Affiliates, directly or indirectly, shall engage in any transactions involving the securities of ESP.  ARI shall use its commercially reasonable efforts to require each of its officers, directors, employees, agents, advisors, contractors, associates, clients, customers and representatives, to comply with the covenant specified in this Section 5.13.

5.14          Disclosure of Certain Matters.  Each of ARI and ESP will provide the other with prompt written notice of any event, development or condition that (A) would cause any of such party’s representations and warranties specified in this Agreement to become untrue or misleading or which may affect its ability to consummate the transactions contemplated by this Agreement; (B) had it existed or been known on the date hereof would have been required to be disclosed under this Agreement; (C) results in the reasonable expectation by such party that any of the conditions set forth in Article VI of this Agreement will not be satisfied; (D) is of a nature that is or may be materially adverse to the operations, prospects or condition (financial or otherwise) of ESP or ARI; or (E) would require any amendment or supplement to the Schedule 14C.  The parties to this Agreement shall have the obligation to supplement or amend the ESP Disclosure Letter and the ARI Disclosure Letter (the “Disclosure Schedules”) being delivered concurrently with the execution of this Agreement with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedules. The obligations of the parties to this Agreement to amend or supplement the Disclosure Schedules shall terminate on the Closing Date.

5.15          Charter Protections; Indemnification.

(a)           All rights to indemnification for acts or omissions occurring through the Closing Date now existing in favor of the current directors and officers of ARI as provided in the Charter Documents of ARI or in any indemnification agreements shall survive the Merger and be assumed by ESP and shall continue in full force and effect in accordance with their terms.

(b)           If ESP or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of ESP assume the obligations set forth in this Section 5.15.

(c)           The provisions of this Section 5.15 are intended to be for the benefit of, and shall be enforceable by, each Person who will have been a director or officer of ARI for all periods ending on or before the Closing Date and may not be changed without the consent of all of those Persons entitled to such indemnification.

5.16          ARI Related Party Loans.  ARI shall use its commercially reasonable best efforts to cause each ARI Related Party to, at or prior to Closing, (A) repay to ARI any loan by ARI to such ARI Related Party and any other amount owed by such ARI Related Party to ARI; (B) cause any guaranty or similar arrangement pursuant to which ARI has guarantied the payment or performance of any obligations of such ARI Related Party to a third party to be terminated; and (C) cease to own any direct equity interests in any ARI Related Party that utilizes the name Age Reversal, Inc. or any other names comprising the ARI Trademarks, or either of them, or any derivative thereof.

5.17          ESP Related Party Loans.  ESP shall use its commercially reasonable best efforts to cause each ESP Related Party to, at or prior to Closing, (A) repay to ESP any loan by ESP to such ESP Related Party and any other amount owed by such ESP Related Party to ESP; (B) cause any guaranty or similar arrangement pursuant to which ESP has guarantied the payment or performance of any obligations of such ESP Related Party to a third party to be terminated; and (C) cease to own any direct equity interests in any ESP Related Party that utilizes the name Enhance Skin Products Inc. or any other names comprising the ESP Intellectual Property or any derivative thereof.

ARTICLE VI

CONDITIONS TO THE TRANSACTION

6.1           Conditions to Obligations of Each Party to Effect the Merger.  The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)           Schedule 14C. The Schedule 14C shall have been distributed by ESP not less than 20 days prior to the Closing Date to all the holders of shares of ESP Common Stock as of the date of distribution which will be no later than one day prior to the Closing Date in accordance with the Securities Act and Exchange Act and the rules and regulations thereunder promulgated by the SEC.

(b)           HSR Act; No Order.  All specified waiting periods under the HSR Act shall have expired, and no Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger, substantially on the terms contemplated by this Agreement.

6.2           Additional Conditions to the Obligations of ARI.  The obligations of ARI to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by ARI:

(a)           Representations and Warranties.  Each representation and warranty of ESP contained in this Agreement that is (i) qualified as to materiality shall have been true and correct (A) as of the date of this Agreement and (B) subject to any immaterial corrections or updates pursuant to Section 5.14 of this Agreement, on and as of the Closing Date with the same force and effect as if made on the Closing Date,  and (ii) not qualified as to materiality shall have been true and correct (A) as of the date of this Agreement and (B) subject to any immaterial corrections or updates pursuant to Section 5.14 of this Agreement, in all material respects on and as of the Closing Date with the same force and effect as if made on the Closing Date.  ARI shall have received a certificate with respect to the foregoing signed on behalf of ESP by an authorized officer of ESP (the “ESP Closing Certificate”).

(b)           Agreements and Covenants.   ESP shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and the ESP Closing Certificate shall include a provision to such effect.

(c)           No Litigation.   No action, suit or proceeding shall be pending or threatened before any Governmental Entity which is reasonably likely to (i) prevent consummation of any of the transactions contemplated by this Agreement; (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation; or (iii) affect materially and adversely the right of ESP to issue the securities contemplated by this Agreement and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect.

(d)           Consents.  ESP shall have obtained the consents, waivers and approvals set forth on Schedule 6.2(d) attached hereto.

(e)           Material Adverse Effect.  No Material Adverse Effect with respect to ESP shall have occurred since the date of this Agreement.

(f)           SEC Compliance.  Immediately prior to Closing, ESP shall be in compliance in all material respects with the reporting requirements under the Securities Act and Exchange Act.

(g)           Other Deliveries.  At or prior to Closing, ESP shall have delivered to ARI (i) copies of resolutions and actions taken by ESP’s Board of Directors and stockholders in connection with the approval of this Agreement and the transactions contemplated hereunder; (ii) such other documents or certificates as shall reasonably be required by ARI and its counsel in order to consummate the transactions contemplated hereunder; and (iii) a certificate attesting to the incumbency of the officers of ESP.

(h)           Termination of Certain ESP Contracts .  ESP shall terminate the Employment Agreements of Samuel Asculai, Christopher Hovey and Brian Lukian and the Consulting Agreement of Drasko Puseljic effective at the Effective Time.

(i)            Issuance of the Service Shares.  The Service Shares shall have been issued to Samuel Asculai, Christopher Hovey, and Drasko Puseljic.

(j)            Employment/Consulting Agreements.  Each of Mark Mansfield, Samuel Asculai, Drasko Puseljic, and Douglas Lee shall have executed an appropriate employment and/or consulting agreement, as the case may be, with ESP, on those terms and subject to those conditions specified in Exhibits A, B, C, and D, respectively, attached hereto.

(k)           ESP Related Party Loans.  All outstanding indebtedness owed by any ESP Related Party shall have been repaid in full, and all outstanding guaranties and similar arrangements pursuant to which ESP has guarantied the payment or performance of any obligations of any ESP Related Party to a third party shall have been terminated, and no such ESP Related Party shall own any direct equity interests in any other Person that utilizes the name Enhance Skin Products Inc. or any other names comprising the ESP Intellectual Property or any derivative thereof.

(l)            Reverse Stock Split.    ESP shall have completed the Reverse Stock Split.

(m)          ESP Name Change.  ESP shall have effectuated the ESP Name Change.

6.3           Additional Conditions to the Obligations of ESP.  The obligations of ESP   to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by ESP:

(a)           Representations and Warranties.  Each representation and warranty of ARI contained in this Agreement that is (i) qualified as to materiality shall have been true and correct (A) as of the date of this Agreement and (B) subject to any immaterial corrections or updates pursuant to Section 5.14 of this Agreement, on and as of the Closing Date with the same force and effect as if made on the Closing Date, and (ii) not qualified as to materiality shall have been true and correct (A) as of the date of this Agreement and (B) subject to any immaterial corrections or updates pursuant to Section 5.14 of this Agreement, in all material respects on and as of the Closing Date with the same force and effect as if made on the Closing Date.  ESP shall have received a certificate with respect to the foregoing (to the extent the foregoing pertains to the representations and warranties of ARI) signed on behalf of ARI by an authorized officer of ARI (the “ARI Closing Certificate”).

(b)           Agreements and Covenants.  ARI shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing Date, and ARI Closing Certificate shall include a provision to such effect.

(c)           No Litigation.  No action, suit or proceeding shall be pending or threatened in writing before any Governmental Entity which is reasonably likely to (i) prevent consummation of any of the transactions contemplated by this Agreement; (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation; or (iii) affect materially and adversely the right of ESP to issue the securities contemplated by this Agreement or ESP to own, operate or control any of the assets and operations of ARI following the Merger and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect.

(d)           Consents.  ARI shall have obtained the consents, waivers and approvals set forth on Schedule 6.3(d) attached hereto.

(e)           Material Adverse Effect.  No Material Adverse Effect with respect to ARI shall have occurred since the date of this Agreement.

(f)            Other Deliveries.  At or prior to Closing, ARI shall have delivered to ESP (i) copies of resolutions and actions taken by ARI's directors and shareholders in connection with the approval of this Agreement and the transactions contemplated hereunder; (ii) such other documents or certificates as shall reasonably be required by ESP and its counsel in order to consummate the transactions contemplated hereunder, and (iii) a certificate attesting to the incumbency of the officers of ARI.

(g)           ARI Related Party Loans.  All outstanding indebtedness owed by any ARI Related Party shall have been repaid in full, and all outstanding guaranties and similar arrangements pursuant to which ARI has guarantied the payment or performance of any obligations of any ARI Related Party to a third party shall have been terminated, and no such ARI Related Party shall own any direct equity interests in any other Person that utilizes the name Age Reversal, Inc. and any other names comprising the ARI Trademarks or any derivative thereof.

(h)           ARI Cash.  On the Effective Date, ARI shall have cash on hand of no less than Five Hundred Sixty-Five Thousand Dollars ($565,000.00).

ARTICLE VII

TERMINATION

7.1           Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)           by mutual written agreement of ARI and ESP at any time;

(b)           by either ARI or ESP if the Merger shall not have been consummated by August 31, 2012, (the “Outside Closing Date”); provided, however, that the right to terminate this Agreement under this Subsection 7.1(b) shall not be available to any party whose action or failure to act has been a proximate cause of or resulted in the failure of the Merger to occur on or before the Outside Closing Date and such action or failure to act constitutes a breach of this Agreement (a “Breach”); provided, further, however, that so long as ESP has not committed a Breach, then ARI shall promptly and in any event within five (5) Business Days pay ESP in cash an amount equal to all of ESP’s expenses, costs and other amounts, including, without limitation, attorneys’ and accountants’ fees and cost, which amount shall not exceed $40,000 (the “ESP Expense Reimbursement Obligation”);

(c)           by either ARI or ESP, if a Governmental Entity shall have issued an order, decree, judgment or ruling, or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and non-appealable; provided, however, in such case, ARI shall be subject to the ESP Expense Reimbursement Obligation;

(d)           by ESP, upon a material breach of any representation, warranty, covenant or agreement on the part of ARI set forth in this Agreement, or if any representation or warranty of ARI shall have become untrue, in either case such that the conditions set forth in Article VI would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, however, that if such breach by ARI is curable prior to the Closing Date, then ESP may not terminate this Agreement under this Subsection 7.1(d) for the earlier of (i) thirty (30) days after delivery of written notice from ESP to ARI of such breach, and (ii) the Outside Closing Date; provided, however, ARI continues to exercise commercially reasonable best efforts to cure such breach (it being understood and agreed that ESP may not terminate this Agreement pursuant to this Subsection 7.1(d) if it shall have materially breached this Agreement or if such breach by ARI is cured during such cure period); provided, however, in such case, ARI shall be subject to the ESP Expense Reimbursement Obligation;

(e)           by ARI, upon a material breach of any representation, warranty, covenant or agreement on the part of ESP set forth in this Agreement, or if any representation or warranty of ESP shall have become untrue, in either case such that the conditions set forth in Article VI would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach is curable by ESP prior to the Closing Date, then ARI may not terminate this Agreement under this Subsection 7.1(e) for the earlier of (i) thirty (30) days after delivery of written notice from ARI to ESP of such breach, and (ii) the Outside Closing Date; provided, however, ESP continues to exercise commercially reasonable best efforts  to cure such breach (it being understood that ARI may not terminate this Agreement pursuant to this Subsection 7.1(e) if it shall have materially breached this Agreement or if such breach by ESP is cured during such cure period); and

(f)            by either ARI or ESP, if this Agreement and the transactions contemplated hereby shall fail to be approved by any Governmental Entity; provided, however, in such case, ARI shall not be subject to the ESP Expense Reimbursement Obligation.

7.2           Notice of Termination; Effect of Termination.

(a)           Any termination of this Agreement under Section 7.1 above will be effective immediately upon (or, if the termination is pursuant to Subsection 7.1(d) or Subsection 7.1(e) and the provisions therein are applicable, such applicable number of days after) the delivery of written notice of the terminating party to the other parties hereto.

(b)           In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect and the Merger shall be abandoned, except for and subject to (i) Sections 5.9, 5.10, and 7.1 (and by reference, the ESP Expense Reimbursement Obligation) and Article VIII of this Agreement (General Provisions) shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party to this Agreement from liability for any breach of this Agreement, including a breach by such a party electing to terminate this Agreement pursuant to Subsection 7.1(d) or Subsection 7.1(e) caused by the action or failure to act of such a party constituting a proximate cause of or resulting in the failure of the Merger to occur on or before the date stated therein,.

7.3           Fees and Expenses. Subject to the ESP Expense Reimbursement Obligation, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party to this Agreement incurring such expenses whether or not the Merger is consummated.

ARTICLE VIII

GENERAL PROVISIONS

8.1           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

if to ARI, to:

Age Reversal, Inc.
1226 Colony Plaza, Newport Beach, California 92660
Telephone:  (949) 706-2468
Telecopy:  (714) 464-4135
Attention:  David Kekich
with copies (which copies shall not constitute notice) to:

CalCap Partners, LLC
19200 Von Karman Avenue
Suite 525
Irvine, California 92612
Telephone:  (949) 252-4600
Telecopy:  (949) 252-4620
Attention:  Mark Mansfield

if to ESP to:

Enhance Skin Products Inc.
100 King Street West
Suite 5600
Toronto, Ontario, Canada M5X 1C9
Telephone:  (416) 644-8318
Telecopy:  (416) 644-8801
Attention:  Samuel Asculai
with a copy (which copy shall not constitute notice) to:

Stepp Law Corporation
15707 Rockfield Blvd.
Suite 101
Irvine, California 92618
Telephone:  (949) 660-9700
Telecopy:  (949) 660-9010
Attention:  Thomas E. Stepp, Jr.

8.2           Interpretation and Definitions.  The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  When a reference is made in this Agreement to an exhibit or schedule, such reference shall be to an exhibit or schedule to this Agreement unless otherwise indicated.  When a reference is made in this Agreement to sections or paragraphs, such reference shall be to a section or paragraph of this Agreement.  Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity.  Reference to the “subsidiaries” of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.  For purposes of this Agreement:

(a)           the term “Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person.  For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise;

(b)           the term “ARI Balance Sheet” means the most recent balance sheet included in the ARI Unaudited Financial Statements;

(c)           the term “ARI Audited Financial Statements”  means the balance sheets, income statements, statements of stockholders equity, and statements of cash flows or, in each instance, as of (i) December 31, 2011, and (ii) December 31, 2010, as reported on by the ARI Auditors;

(d)           the term “ARI Auditors” means the independent certified public accountants currently retained by ARI for the purpose of auditing the ARI Audited Financial Statements;

(e)           the term “ARI Unaudited Financial Statements” means the balance sheet, income statement, statement of stockholders’ equity and statement of cash flows or equivalent statements of ARI as commonly prepared, as of March 31, 2012;

(f)           the term “Charter Documents” when used in connection with ESP or ARI, as the case may be, means such entity’s Articles or Certificate of Incorporation (or similar charter document), as the case may be, and Bylaws, each as amended from time to time;

(g)           the term “ESP Audited Financial Statements”  means the balance sheets, income statements, statements of stockholders equity, and statements of cash flows or, in each instance, as of (i) April 30, 2011, and (ii) April 30, 2010, as reported on by the ESP Auditors, and included in ESP’s Form 10-K, including any amendments, filed with the SEC for the fiscal year ended on April 30, 2011;

(h)           the term “ESP Auditors” means the independent certified public accountants currently retained by ESP for the purpose of auditing the ESP Audited Financial Statements;

(i)            the term “ESP Balance Sheet” means the most recent balance sheet included in the ESP Unaudited Financial Statements;

(j)            the term “ESP Unaudited Financial Statements” means the balance sheets, income statements, statements of stockholders’ equity and statements of cash flows or equivalent statements of ESP as set forth in ESP’s Forms 10-Q as filed with the SEC for the quarters ended (i) January 31, 2012, and (ii) October 31, 2011, and ESP’s Form 10-Q/A for the quarter ended July 31, 2011;

(k)           the term “Exchange Act” means the Securities Exchange Act of 1934, as amended to the date as which any reference thereto is relevant pursuant to this Agreement, including any substitute or replacement statue adopted in place or lieu thereof;

(l)            the term “Governmental Entity” shall mean any federal, state, provincial or foreign court, administrative agency, commission, governmental or regulatory authority or similar body;

(m)          the term “knowledge” means actual knowledge or awareness as to a specified fact or event of a Person that is an individual or of an executive officer or director of a Person that is a corporation or of a Person in a similar capacity of an entity other than a corporation;

(n)           the term “Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and all requirements set forth in applicable ESP Contracts or ARI Contracts;

(o)           the term “Material Adverse Change” when used in connection with ESP or ARI, as the case may be, means (i) the incurrence of any material liabilities or obligations, direct or contingent, or the entry into any material transactions, or the declaration or payment of any dividends or distributions of any kind with respect to its capital stock; (ii) any change in the capital stock (other than a change in the number of outstanding shares due to the issuance of shares upon the exercise of outstanding options or warrants); (iii) any material change in the short-term or long-term debt, or any issuance of options, warrants, convertible securities or other rights to purchase the capital stock (other than grants of stock options or other equity awards pursuant to outstanding equity incentive plans existing on the date hereof); or (iv) any material adverse change in the business, properties, financial condition or results of operations of such entity;

(p)           the term “Material Adverse Effect” when used in connection with ESP or ARI, as the case may be, means any change, event, or occurrence, individually or when aggregated with other changes, events, or occurrences, that is materially adverse to the business, properties, financial condition or results of operations of ESP or ARI, as applicable; provided, however, that none of the following alone or in combination shall be deemed, in and of itself, to constitute a Material Adverse Effect any changes, events, occurrences or effects arising out of, resulting from or attributable to (i) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism; (ii) earthquakes, hurricanes, tornados or other natural disasters; (iii) changes attributable to the public announcement or pendency of the transactions contemplated hereby; (iv) changes in the general national or regional economic conditions; (v) any actions arising from actions that ESP or ARI are required to take hereunder; and (vi) changes in Legal Requirements after the date hereof;

(q)           the term “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity;

(r)            the term “SEC” means the Securities and Exchange Commission;

(s)           the term “SEC Reports” means all reports, schedules, forms, statements and other documents filed or required to be filed by ESP with the SEC pursuant to Sections 13(a) and 15(d) of the Exchange Act;

(t)            the term “Securities Act” means the Securities Act of 1933, as amended to the date as of which any reference thereto is relevant pursuant to this Agreement, including any substitute or replacement statute adopted in place or lieu thereof.

(u)           the term “U.S. GAAP” means generally accepted accounting principles, as in effect on the date of any statement, report or determination that purports to be, or is required to be, prepared or made in accordance with U.S. GAAP. All references in this Agreement to financial statements prepared in accordance with U.S. GAAP shall be defined and mean in accordance with U.S. GAAP consistently applied throughout the periods to which reference is made.

8.3           Counterparts; Electronic Delivery.  This Agreement and each other document executed in connection with the transactions contemplated hereby, and the consummation thereof, may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.  Delivery by facsimile or electronic transmission to counsel for the other party of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.

8.4           Non-survival of Representations and Warranties.  None of the representations and warranties specified in this Agreement or any instrument delivered pursuant to this Agreement shall survive the Effective Time.  The provisions of this Section 8.4 shall not limit any covenant or agreement of the parties by which its terms contemplate performance after the Effective Time.

8.5           Entire Agreement.  This Agreement and the schedules, including, but not limited to, the Disclosure Schedules, and exhibits hereto are the final written expression and the complete and exclusive statement of all the agreements, conditions, promises, representations, warranties and covenants by and between and among those parties with respect to the subject matter of this Agreement, and this Agreement and the schedules and exhibits hereto supersede all prior or contemporaneous agreements, negotiations, representations, warranties, covenants, understandings and discussions by and between and among the parties hereto, their respective representatives, and any other Person, with respect to the subject matter specified in this Agreement.  Each of the parties hereto represents, warrants and covenants that in executing this Agreement that such party has relied solely on the terms, conditions and provisions specified in this Agreement and the schedules and exhibits hereto.  Each of the parties hereto additionally represents, warrants and covenants that in executing and delivering this Agreement such party has placed no reliance whatsoever on any statement, representation, warranty, covenant or promise of the other party, or any other Person, not specified expressly in this Agreement and the schedules and exhibits hereto, or upon the failure of any party or any other person to make any statement, representation, warranty, covenant or disclosure of any nature whatsoever.  The parties hereto have included this section to preclude (i) any claim that any party was in any manner whatsoever induced fraudulently to enter into, execute and deliver this Agreement, and (ii) the introduction of parol evidence to vary, interpret, supersede, modify, amend, annul, supplement or contradict the terms, conditions and provisions of this Agreement and the schedules and exhibits hereto.  No provision of any schedule or exhibit to this Agreement shall supersede or annul the terms and provisions of this Agreement, unless the matter specified in any such schedule or exhibit shall explicitly so provide to the contrary.  In the event of ambiguity in meaning or understanding among the provisions of this Agreement proper and the any schedule or exhibit to this Agreement, the provisions of this Agreement proper shall prevail and control in all instances.

8.6           Third Party Beneficiaries.  Except as expressly specified by the provisions of this Agreement, this Agreement shall not be construed to confer upon or give to any Person, other than the parties hereto, any right, remedy or claim pursuant to, or by reason of, this Agreement or of any term or condition of this Agreement.

8.7           Severability.  In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect, and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.  The parties hereto further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.8           Other Remedies.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by any such party of any one remedy will not preclude the exercise of any other remedy.

8.9           Governing Law.  This Agreement shall be governed by and construed in accordance with the internal law of the State of Nevada regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof.

8.10          Arbitration.  Any disputes or claims arising under or in connection with this Agreement or the transactions contemplated hereunder shall be resolved by binding arbitration.  Notice of a demand to arbitrate a dispute by any party hereto shall be given in writing to the other parties hereto at their last known addresses.  Arbitration shall be commenced by the filing by such a party of an arbitration demand with the American Arbitration Association (“AAA”).  The arbitration and resolution of the dispute shall be resolved by a single arbitrator appointed by the AAA pursuant to AAA rules.  The arbitration shall in all respects be governed and conducted by applicable AAA rules, and any award and/or decision shall be conclusive and binding on the parties.  The arbitration shall be conducted in Los Angeles, California.  The arbitrator shall supply a written opinion supporting any award, and judgment may be entered on the award in any court of competent jurisdiction.  Each party hereto shall pay its own fees and expenses for the arbitration, except that any costs and charges imposed by the AAA and any fees of the arbitrator for his services shall be assessed against the losing party by the arbitrator.  In the event that preliminary or permanent injunctive relief is necessary or desirable in order to prevent a party from acting contrary to this Agreement or to prevent irreparable harm prior to a confirmation of an arbitration award, then any party hereto is authorized and entitled to commence a lawsuit solely to obtain equitable relief against the other such parties pending the completion of the arbitration in a court having jurisdiction over those parties.

8.11          Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

8.12          Assignment.  No party hereto may assign either this Agreement or any of such party’s rights, interests, or obligations hereunder without the prior written approval of the all of the other parties hereto.  Subject to the first sentence of this Section 8.12, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

8.13          Amendment.  This Agreement may be amended by all of the parties hereto at any time by execution of an instrument in writing signed on behalf of each of those parties.

8.14          Extension; Waiver.  At any time prior to the Closing, any party hereto may, to the extent legally allowed, (A) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (B) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (C) waive compliance with any of the agreements or conditions for the benefit of such party contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

8.15          Currency.  All references to currency amounts in this Agreement shall mean United States Dollars.

8.16          Schedules.  The information furnished in the Disclosure Schedules is arranged in sections corresponding to the sections of this Agreement, and the disclosures in any section of the schedules shall qualify (A) the corresponding section of this Agreement and (B) other sections of this Agreement to the extent (notwithstanding the absence of a specific cross-reference), that it is clear from a reasonable reading of the Disclosure Schedules and such other sections of this Agreement that such disclosure is also applicable to such other sections of this Agreement.  The Disclosure Schedules and the information and disclosures contained in the Disclosure Schedules are intended only to qualify and limit the representations and warranties of the parties contained in this Agreement and shall not be deemed to expand in any way the scope of any such representation or warranty.  The inclusion of any information in the Disclosure Schedules shall not be deemed to be an admission or acknowledgment that such information is material or outside the ordinary course of business.  The inclusion of any fact or information in a Disclosure Schedules is not intended to be construed as an admission or concession as to the legal effect of any such fact or information in any proceeding among any party and any Person who is not a party to this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

ENHANCE SKIN PRODUCTS INC.

By: /s/ Samuel Asculai
Name:  Samuel Asculai, Ph.D
Title:  Chief Executive Officer

AGE REVERSAL, INC.

By: /s/ David Kekich
Name: David Kekich
Title:  Chief Executive Officer

EXHIBIT A

CONSULTING AGREEMENT WITH MARK MANSFIELD

CONSULTING AGREEMENT.

B E T W E E N:

SOLA VENTURES INC.
of the City of Toronto
in the Province of Ontario

(hereinafter referred to as the “Consultant”)

-     and     -

MARK MANSFIELD
of the City of Toronto
in the Province of Ontario

(hereinafter referred to as the “Principal”)

ENHANCED LIFE TECHNOLOGIES, INC.
a corporation incorporated pursuant to the
laws of the State of Nevada

(hereinafter referred to as the “Corporation”)

WHEREAS the Corporation is desirous of engaging the services of Consultant;

AND WHEREAS the Principal will provide services on behalf of the Consultant;

AND WHEREAS the parties hereto wish to confirm the terms and conditions relating to the Consultant’s engagement with the Corporation and certain rights and benefits of the Principal;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

ARTICLE 1
ENGAGEMENT AND SERVICES

1.01          Engagement. The Corporation hereby engages Consultant to render the consulting services set out in Article 1.03 below, and such other services as may be agreed to in writing between the Corporation and the Consultant from time to time.  Consultant hereby accepts the engagement to provide consulting services to the Corporation on the terms and conditions set forth herein.

1.02          Independent Contractor. Consultant is an independent contractor and is solely responsible for all taxes, withholdings, and other similar statutory obligations, including but not limited to Workers’ Compensation Insurance.

1.03          Consultant will make the Principal available to provide the following services (hereinafter the “Services”) as requested by the Corporation:

A.	Overseeing the general management of the Corporation;

B.
sourcing growth capital and making recommendations to the Board of Directors regarding financing terms, acquisitions, joint ventures, distribution agreements as well as other operational considerations; and

C.	recruiting qualified employees and/or contractors, managing personnel and evaluating their performance; and

1.04          The Consultant will ensure the Principal provides forty (40) hours of Services per week to the Corporation.

ARTICLE 2
REMUNERATION OF CONSULTANT

2.01          Compensation:  The Consultant’s base compensation shall initially be eight thousand United States dollars (US $8,000) per month.  Once the Corporation has raised an aggregate total of two million United States dollars (US $2,000,000) of financing during the term of this Agreement, the Consultant’s base compensation shall be increased to ten thousand United States dollars (US $10,000) per month.  At all times during the term of this Agreement, the Consultant’s compensation shall be at least equivalent to the salary of the Corporation’s highest paid executive.

2.02          Bonus. During the term of this Agreement, the Consultant shall be entitled to receive on a fiscal year basis a cash bonus (the “Bonus”) from the Corporation determined in the discretion of the Board, provided that such bonus shall not be less than two percent (2%) of the Corporation’s EBITDA.

2.03          Expenses:  The Consultant shall be entitled to reimbursement for all travelling, entertainment and other expenses incurred by the Consultant on behalf of the Corporation in the course of the provision of services, upon production of appropriate receipts and invoices, forthwith after review and approval.

2.04          Stock Option:  At the sole discretion of the Board, the Consultant may be granted options to purchase common shares in the capital of the Corporation in accordance with any Incentive Stock Option Plan, and the current practice of the Corporation with respect to specific terms.  Notwithstanding the foregoing or any other provision of this Agreement, in each year of this Agreement, the Board shall grant to the Consultant at least as many options with at least as favourable an exercise price as are granted to any other person or entity (together with their affiliates) in each year.

ARTICLE 3
BENEFITS

3.01          Service Break:  For six weeks each year, the Consultant shall be entitled to a service break (the “Service Break”).  During the Service Break, the Consultant shall not be required to provide any Services to the Corporation. The Corporation shall pay the Consultant’s regular fees during the Service Break. Any Service Break, or portion thereof, not taken by Consultant during any calendar year may be carried forward for up to two (2) calendar years.  In selecting Service Break times the Consultant undertakes to consider the Corporation’s requirements for Consultant’s services.

3.02          Insurance Benefits:  The Principal, shall be entitled to participate in any plan with respect to medical, dental and other benefits established by the Corporation.  The Corporation agrees that the Principal’s benefits pursuant to any such plans shall be paid for by the Corporation to the extent that the Principal so desires.  The Corporation shall include the Principal as an insured under any directors and officers insurance and errors and omissions insurance it procures.

3.03          Life Insurance:  The Principal agrees to co-operate with the Corporation in the event that it wishes to put into place insurance on his life or key-man insurance, provided that any premiums associated with such insurance shall be paid by the Corporation.

3.04          Other Expenses:  The Consultant shall be entitled to reimbursement for all travelling, entertainment and other expenses incurred by the Consultant on behalf of the Corporation in the course of the performance of his duties, upon production of appropriate receipts and invoices, forthwith after review and approval.

3.05          Indemnity: Subject to limitations imposed by law, the Corporation shall indemnify and hold harmless the Consultant and the Principal to the fullest extent permitted by law from and against any and all claims, damages, expenses (including reasonable attorneys’ fees), judgments, penalties, fines, settlements, and all other liabilities incurred or paid by them in connection with the investigation, defense, prosecution, settlement or appeal of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and to which the Consultant or Principal was or is a party or is threatened to be made a party by reason of the fact that the Consultant or Principal is or was an officer, or agent of the Corporation, or by reason of anything done or not done by the Consultant or the Principal in any such capacity or capacities, provided that the Consultant or Principal acted in good faith, in a manner that was not grossly negligent or constituted willful misconduct and in a manner the Consultant or Principal reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful.  The Corporation also shall pay any and all expenses (including reasonable attorney’s fees) incurred by the Consultant or Principal as a result of being called as a witness in connection with any matter involving the Company and/or any of its officers or directors.  The provisions of this Section 3.05 shall survive the termination or expiration of this Agreement.

3.06           Work Location and Facilities:  Notwithstanding any current or future location of the Corporation’s headquarters or facilities, the Consultant may be located and perform his duties on a day to day basis from Toronto, Canada or such other city as the Consultant chooses, provided that Consultant agrees to travel as necessary from time to time to fulfil his duties.  The Corporation shall provide rental office space in downtown Toronto for use by the Principal when providing Services.

ARTICLE 4
TERMINATION OF AGREEMENT

4.01          Termination by Consultant or Corporation:  The Consultant or Corporation may terminate this agreement by giving at least six (6) month’s advance notice in writing to the other party.

4.02          Termination by Corporation:  Upon any termination of this Agreement, other than termination by the Consultant under Article 4.01, including as a result of any proposed or actual bankruptcy or insolvency of the Corporation, the Corporation shall pay the Consultant all accrued compensation as set out in Article 2 plus a contract termination fee (“Termination Fee”) of US$300,000.  The Consultant may elect to receive the Termination Fee in (i) one lump sum amount in which event such amount shall be payable within ten (10) business days of termination of this Agreement; or (ii) twenty four (24) equal monthly instalments commencing on the first of the month following the termination of the Agreement.  Upon termination, all of the Consultant’s entitlement to purchase common shares under existing stock options will immediately vest.

4.03          Return of Materials:  Upon termination of this Agreement, the Consultant shall immediately deliver to the Corporation all property of the Corporation in the possession of or directly or indirectly under the control of the Consultant.  The Consultant agrees not to make for his personal or business use or that of any other party, reproductions or copies of any such property.

4.04          Change of Control Payment:  In the event of a Change of Control, as hereinafter defined, the Consultant, in addition to any other amounts due under this Agreement, shall receive a lump sum payment equal to (a) US$300,000; plus (b) two times the Consultant’s highest Bonus.

For purposes of this Agreement, Change of Control shall occur when:

(i)      fifty percent or more of the Corporation’s voting stock is acquired by any person, entity or affiliated group;

(ii)     any merger, consolidation or business combination occurs pursuant to which the Corporation is not the surviving corporation or fifty percent (50%) or more of the Corporation’s voting stock is owned or controlled by any person, entity or affiliated group;

(iii)    the Corporation commits an act of bankruptcy, becomes insolvent, makes an assignment or bulk sale of its assets, or proposes a compromise or arrangement to its creditors;

(iv)    any proceeding is commenced with respect to a compromise or arrangement or similar to have the Corporation declared bankrupt or wound up or to have a receiver appointed with respect to any of the assets of the Corporation; or

(v)     there is a liquidation or dissolution of the Corporation or a sale of all or substantially all of the Corporation’s assets.

ARTICLE 5
CONFIDENTIAL INFORMATION

5.01          Confidential Information:  The Consultant hereby agrees to maintain in confidence and not to disclose to any person, corporation, group or organization whatsoever, during the term of this Agreement and for a one year period thereafter, any information respecting the business affairs, prospects, operations or strategic plans respecting the Corporation or its affiliates or subsidiaries gained in the Consultant’s capacity as a consultant to the Corporation or otherwise, and not otherwise publicly available or disclosed.

ARTICLE 6
TERM

6.01          Term: The initial term of this Agreement shall commence at the Effective Time (as such term is defined in the Merger and Plan of Reorganization between Enhance Skin Products Inc. and Age Reversal, Inc. dated XX) and shall continue for a period of 10 years unless terminated in accordance with the provisions of this Agreement.  At the end of the initial term, this Agreement shall renew for successive two (2) year terms, subject to earlier termination in accordance with the terms of this Agreement, unless the Corporation or the Consultant delivers written notice to the other at least six (6) months prior to the expiration date of the then current term.

ARTICLE 7
MISCELLANEOUS PROVISION

7.01          Amendment and Waiver:  No amendment, modification or waiver of any provision of this Agreement or consent to any departure by the parties from any provision of this Agreement is effective unless it is in writing and signed by the parties and then the amendment, modification, waiver or consent is effective only in the specific instance and for the specific purpose for which it is given.

7.02          Further Assurances:  The Consultant and the Corporation shall do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered such further acts and documents as shall be reasonably required to accomplish the intention of this Agreement.

7.03          Applicable Law and Jurisdiction:  This Agreement and all of the rights and obligations arising herefrom shall be interpreted and applied in accordance with the laws of the Province of Ontario and the courts of the Province of Ontario shall have exclusive jurisdiction to determine all disputes relating to the Agreement and all of the rights and obligations created hereby.  The Consultant and the Corporation hereby irrevocably attorn to the jurisdiction of the courts of the Province of Ontario.

7.04          Other Provisions:  At all times while engaged by the Corporation, the Consultant will at his own expense maintain a valid passport.  The Consultant acknowledges that as a condition of his engagement he will be required to travel to various locations worldwide from time to time to provide Services on behalf of the Corporation.

7.05          Prohibitive Provisions:  In the event that any provision or any part of any provision is deemed to be invalid by reason of the operation of any law or by reason of the interpretation placed thereon by a court, this Agreement shall be construed as not containing such provision or part of such provisions and the invalidity of such provision or such part shall not affect the validity of any other provision or the remainder of such provision hereof.  All other provisions hereof which are otherwise lawful and valid shall remain in full force and effect.

7.06          Notice Provisions:

(a)
Except as otherwise expressly provided herein, all notices shall be in writing and either delivered personally or by registered or certified mail, telex, telegram cable or telecopier.  In the case of the Corporation, notice shall be at the Corporation’s office at 100 King Street West, 56th Floor, Toronto, ON M5X 1C9.  In the case of the Consultant, notice shall be delivered to.

(b)
Any notice that is delivered personally shall be effective when delivered and any notice which is delivered by telex, telecopier, cable or telegram shall be effective on the business day following the day of sending.

(c)	Any notice given by telex, telecopier, cable or telegram shall immediately be confirmed by registered or certified mail.

7.07          Entire Agreement:  This agreement supersedes all prior agreements, oral or written, between the parties hereto with respect to the subject-matter hereof.  This agreement contains the final and entire understanding and agreement between the parties hereto with respect to the subject-matter hereof, and they shall not be bound by any terms, conditions, statements, covenants, representations, or warranties, oral or written, not herein contained with respect to the subject-matter hereof.

7.08          Independent Legal Advice:  The Consultant acknowledges that he has read and understands this agreement, and acknowledges that he has had the opportunity to obtain independent legal advice with respect to it.

7.09          Binding Effect:  This Agreement and all of its provisions shall enure to the benefit of and be binding upon the parties, the successors and assigns of the Corporation and to the heirs, executors and administrators of the Consultant.

IN WITNESS WHEREOF the parties here have caused this Agreement to be executed and delivered as of the date written below.

SIGNED, SEALED AND DELIVERED                              )
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SOLA VENTURES, INC.

Per:
Mark Mansfield
President

Mark Mansfield

ENHANCE SKIN PRODUCTS INC.

Per:

EXHIBIT B

CONSULTING AGREEMENT WITH SAMUEL ASCULAI

CONSULTING AGREEMENT.

B E T W E E N:

BIOSTRATEGIES CONSULTING GROUP INC.
of the City of Toronto
in the Province of Ontario

(hereinafter referred to as the “Consultant”)

-  and -

SAMUEL ASCULAI
of the City of Toronto
in the Province of Ontario

(hereinafter referred to as the “Principal”)

- and  -

ENHANCE SKIN PRODUCTS INC.
a corporation incorporated pursuant to the
laws of the State of Nevada

(hereinafter referred to as the “Corporation”)

WHEREAS the Corporation is desirous of engaging the services of Consultant;

AND WHEREAS the Principal will provide services to the Corporation on behalf of the Consultant;

AND WHEREAS the parties hereto wish to confirm the terms and conditions relating to the Consultant’s engagement with the Corporation and certain rights and benefits of the Principal;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

ARTICLE 1
ENGAGEMENT AND SERVICES

1.01          Engagement. The Corporation hereby engages Consultant to render the consulting services set out in Article 1.03 below, and such other services as may be agreed to in writing between the Corporation and the Consultant from time to time.  Consultant hereby accepts the engagement to provide consulting services to the Corporation on the terms and conditions set forth herein.

1.02          Independent Contractor. Consultant is an independent contractor and is solely responsible for all taxes, withholdings, and other similar statutory obligations, including but not limited to Workers’ Compensation Insurance.

1.03          Consultant will make the Principal available to provide the following services (hereinafter the “Services”) as requested by the Corporation:

A.	overseeing the scientific functions of the Corporation, including basic and applied research projects;

B.	making recommendations on future projects such as new research opportunities or technological ventures;

C.	recruiting qualified researchers, managing personnel and evaluating their performance; and

D.	representing the scientific goals and interests of the Corporation at meetings, conventions and in connection with capital raising efforts.

1.04          The Consultant will ensure the Principal provides thirty five (35) hours of Services per week to the Corporation.

ARTICLE 2
REMUNERATION OF CONSULTANT

2.01          Compensation:  The Consultant’s base compensation shall initially be six thousand United States dollars (US $6,000) per month. Once the Corporation has raised an aggregate total of two million United States dollars (US $2,000,000) of financing, the Consultant’s base compensation shall be increased to ten thousand United States dollars (US $10,000) per month.  At all times, except during the initial period, during the term of this Agreement, the Consultant’s compensation shall be at least equivalent to the salary of the Corporation’s highest paid executive.

2.02          Bonus. During the term of this Agreement, the Consultant shall be entitled to receive on a fiscal year basis a cash bonus (the “Bonus”) from the Corporation determined in the discretion of the Board, provided that such bonus shall not be less than two percent (2%) of the Corporation’s EBITDA.

2.03          Expenses:  The Consultant shall be entitled to reimbursement for all travelling, entertainment and other expenses incurred by the Consultant on behalf of the Corporation in the course of the provision of services, upon production of appropriate receipts and invoices, forthwith after review and approval.

2.04          Stock Option:  At the sole discretion of the Board, the Consultant may be granted options to purchase common shares in the capital of the Corporation in accordance with any Incentive Stock Option Plan, and the current practice of the Corporation with respect to specific terms.  Notwithstanding the foregoing or any other provision of this Agreement, in each year of this Agreement, the Board shall grant to the Consultant at least as many options with at least as favourable an exercise price as are granted to any other person or entity (together with their affiliates) in each year.

ARTICLE 3
BENEFITS

3.01          Service Break:  For six weeks each year, the Consulant shall be entitled to a service break (the “Service Break”).  During the Service Break, the Consultant shall not be required to provide any Services to the Corporation. The Corporation shall pay the Consultant’s regular fees during the Service Break. Any Service Break, or portion thereof, not taken by Consultant during any calendar year may be carried forward for up to two (2) calendar years.  In selecting Service Break times the Consultant undertakes to consider the Corporation’s requirements for Consultant’s services.

3.02          Insurance Benefits:  The Principal, shall be entitled to participate in any plan with respect to medical, dental and other benefits established by the Corporation.  The Corporation agrees that the Principal’s benefits pursuant to any such plans shall be paid for by the Corporation to the extent that the Principal so desires.  The Corporation shall include the Principal as an insured under any directors and officers insurance and errors and omissions insurance it procures.

3.03          Life Insurance:  The Principal agrees to co-operate with the Corporation in the event that it wishes to put into place insurance on his life or key-man insurance, provided that any premiums associated with such insurance shall be paid by the Corporation.

3.04          Other Expenses:  The Consultant shall be entitled to reimbursement for all travelling, entertainment and other expenses incurred by the Consultant on behalf of the Corporation in the course of the performance of his duties, upon production of appropriate receipts and invoices, forthwith after review and approval.

3.05          Indemnity: Subject to limitations imposed by law, the Corporation shall indemnify and hold harmless the Consultant and the Principal to the fullest extent permitted by law from and against any and all claims, damages, expenses (including reasonable attorneys’ fees), judgments, penalties, fines, settlements, and all other liabilities incurred or paid by them in connection with the investigation, defense, prosecution, settlement or appeal of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and to which the Consultant or Principal was or is a party or is threatened to be made a party by reason of the fact that the Consultant or Principal is or was an officer, or agent of the Corporation, or by reason of anything done or not done by the Consultant or the Principal in any such capacity or capacities, provided that the Consultant or Principal acted in good faith, in a manner that was not grossly negligent or constituted willful misconduct and in a manner the Consultant or Principal reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful.  The Corporation also shall pay any and all expenses (including reasonable attorney’s fees) incurred by the Consultant or Principal as a result of being called as a witness in connection with any matter involving the Company and/or any of its officers or directors.  The provisions of this Section 3.05 shall survive the termination or expiration of this Agreement.

3.06          Work Location and Facilities:  Notwithstanding any current or future location of the Corporation’s headquarters or facilities, the Consultant may be located and perform his duties on a day to day basis from Toronto, Canada or such other city as the Consultant chooses, provided that Consultant agrees to travel as necessary from time to time to fulfil his duties.  The Corporation shall provide rental office space in downtown Toronto for use by the Principal when providing Services.

ARTICLE 4
TERMINATION OF AGREEMENT

4.01          Termination by Consultant or Corporation:  The Consultant or Corporation may terminate this agreement by giving at least six (6) month’s advance notice in writing to the other party.

4.02          Termination by Corporation:  Upon any termination of this Agreement, other than termination by the Consultant under Article 4.01, including as a result of any proposed or actual bankruptcy or insolvency of the Corporation, the Corporation shall pay the Consultant all accrued compensation as set out in Article 2 plus a contract termination fee (“Termination Fee”) of US$300,000.  The Consultant may elect to receive the Termination Fee in (i) one lump sum amount in which event such amount shall be payable within ten (10) business days of termination of this Agreement; or (ii) twenty four (24) equal monthly instalments commencing on the first of the month following the termination of the Agreement.  Upon termination, all of the Consultant’s entitlement to purchase common shares under existing stock options will immediately vest.

4.03          Return of Materials:  Upon termination of this Agreement, the Consultant shall immediately deliver to the Corporation all property of the Corporation in the possession of or directly or indirectly under the control of the Consultant.  The Consultant agrees not to make for his personal or business use or that of any other party, reproductions or copies of any such property.

4.04          Change of Control Payment:  In the event of a Change of Control, as hereinafter defined, the Consultant, in addition to any other amounts due under this Agreement, shall receive a lump sum payment equal to (a) US$300,000; plus (b) two times the Consultant’s highest Bonus.

For purposes of this Agreement, Change of Control shall occur when:

(i)      fifty percent or more of the Corporation’s voting stock is acquired by any person, entity or affiliated group;

(ii)     any merger, consolidation or business combination occurs pursuant to which the Corporation is not the surviving corporation or fifty percent (50%) or more of the Corporation’s voting stock is owned or controlled by any person, entity or affiliated group;

(iii)    the Corporation commits an act of bankruptcy, becomes insolvent, makes an assignment or bulk sale of its assets, or proposes a compromise or arrangement to its creditors;

(iv)    any proceeding is commenced with respect to a compromise or arrangement or similar to have the Corporation declared bankrupt or wound up or to have a receiver appointed with respect to any of the assets of the Corporation; or

(v)     there is a liquidation or dissolution of the Corporation or a sale of all or substantially all of the Corporation’s assets.

ARTICLE 5
CONFIDENTIAL INFORMATION

5.01          Confidential Information:  The Consultant hereby agrees to maintain in confidence and not to disclose to any person, corporation, group or organization whatsoever, during the term of this Agreement and for a one year period thereafter, any information respecting the business affairs, prospects, operations or strategic plans respecting the Corporation or its affiliates or subsidiaries gained in the Consultant’s capacity as a consultant to the Corporation or otherwise, and not otherwise publicly available or disclosed.

ARTICLE 6
TERM

6.01          Term: The initial term of this Agreement shall commence at the Closing Date (as such term is defined in the Agreement and Plan of Merger between Enhance Skin Products Inc. and Age Reversal, Inc. dated XX) and shall continue for a period of 10 years unless terminated in accordance with the provisions of this Agreement.  At the end of the initial term, this Agreement shall renew for successive two (2) year terms, subject to earlier termination in accordance with the terms of this Agreement, unless the Corporation or the Consultant delivers written notice to the other at least six (6) months prior to the expiration date of the then current term.

ARTICLE 7
MISCELLANEOUS PROVISION

7.01          Amendment and Waiver:  No amendment, modification or waiver of any provision of this Agreement or consent to any departure by the parties from any provision of this Agreement is effective unless it is in writing and signed by the parties and then the amendment, modification, waiver or consent is effective only in the specific instance and for the specific purpose for which it is given.

7.02          Further Assurances:  The Consultant and the Corporation shall do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered such further acts and documents as shall be reasonably required to accomplish the intention of this Agreement.

7.03          Applicable Law and Jurisdiction:  This Agreement and all of the rights and obligations arising herefrom shall be interpreted and applied in accordance with the laws of the Province of Ontario and the courts of the Province of Ontario shall have exclusive jurisdiction to determine all disputes relating to the Agreement and all of the rights and obligations created hereby.  The Consultant and the Corporation hereby irrevocably attorn to the jurisdiction of the courts of the Province of Ontario.

7.04          Other Provisions:  At all times while engaged by the Corporation, the Consultant will at his own expense maintain a valid passport.  The Consultant acknowledges that as a condition of his engagement he will be required to travel to various locations worldwide from time to time to provide Services on behalf of the Corporation.

7.05          Prohibitive Provisions:  In the event that any provision or any part of any provision is deemed to be invalid by reason of the operation of any law or by reason of the interpretation placed thereon by a court, this Agreement shall be construed as not containing such provision or part of such provisions and the invalidity of such provision or such part shall not affect the validity of any other provision or the remainder of such provision hereof.  All other provisions hereof which are otherwise lawful and valid shall remain in full force and effect.

7.06          Notice Provisions:

(a)
Except as otherwise expressly provided herein, all notices shall be in writing and either delivered personally or by registered or certified mail, telex, telegram cable or telecopier.  In the case of the Corporation, notice shall be at the Corporation’s office at 100 King Street West, 37th Floor, Toronto, ON M5X 1C9.  In the case of the Consultant, notice shall be delivered to 4 Scarboro Crescent, Toronto, ON M1M 2J2.

(b)
Any notice that is delivered personally shall be effective when delivered and any notice which is delivered by telex, telecopier, cable or telegram shall be effective on the business day following the day of sending.

(c)	Any notice given by telex, telecopier, cable or telegram shall immediately be confirmed by registered or certified mail.

7.07          Entire Agreement:  This agreement supersedes all prior agreements, oral or written, between the parties hereto with respect to the subject-matter hereof.  This agreement contains the final and entire understanding and agreement between the parties hereto with respect to the subject-matter hereof, and they shall not be bound by any terms, conditions, statements, covenants, representations, or warranties, oral or written, not herein contained with respect to the subject-matter hereof.

7.08          Independent Legal Advice:  The Consultant acknowledges that he has read and understands this agreement, and acknowledges that he has had the opportunity to obtain independent legal advice with respect to it.

7.09          Binding Effect:  This Agreement and all of its provisions shall enure to the benefit of and be binding upon the parties, the successors and assigns of the Corporation and to the heirs, executors and administrators of the Consultant.

IN WITNESS WHEREOF the parties here have caused this Agreement to be executed and delivered as of the date written below.

SIGNED, SEALED AND DELIVERED                              )
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BIOSTRATEGIES CONSULTING GROUP INC.

Per:
Samuel Asculai
President

Samuel Asculai

ENHANCE SKIN PRODUCTS INC.

Per:

EXHIBIT C

EMPLOYMENT AGREEMENT WITH DRASKO PUSELJIC

EMPLOYMENT AGREEMENT

B E T W E E N:

DRASKO PUSELJIC
of the City of Toronto
in the Province of Ontario

(hereinafter referred to as the “Executive”)

- and -

ENHANCE SKIN PRODUCTS INC.
a corporation incorporated pursuant to the
laws of the State of Nevada

(hereinafter referred to as the “Corporation”)

WHEREAS the Corporation is desirous of employing the Executive in the position of General Counsel of the Corporation;

AND WHEREAS the parties hereto wish to confirm the terms and conditions relating to the Executive’s employment with the Corporation;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

ARTICLE 1
EMPLOYMENT, DUTIES OF EXECUTIVE AND TERM

1.01          Employment of Executive:  In accordance with the terms and conditions of this Agreement, the Corporation hereby employs the Executive and the Executive hereby accepts employment with the Corporation as its General Counsel.

1.02          Duties of Employment: The Executive shall be responsible for managing legal resources internally and externally, providing legal advice to the Corporation’s management team and board of directors, negotiating and drafting agreements relating to the Corporation’s business where appropriate and co-ordinating with outside counsel where their services are required or desired.

1.03          Term:  The initial term of employment of the Executive shall commence at the Closing Date (as such term is defined in the Agreement and Plan of Merger between Enhance Skin Products Inc. and Age Reversal, Inc. dated XX) and shall continue for a period of 10 years unless terminated in accordance with the provisions of this Agreement.  At the end of the initial term, the term of employment of the Executive shall renew for successive two (2) year terms, subject to earlier termination in accordance with the terms of this Agreement, unless the Corporation or the Executive delivers written notice to the other at least six (6) months prior to the expiration date of the then current term of employment.

ARTICLE 2
REMUNERATION OF EXECUTIVE

2.01          Base Salary:  The Executive’s base salary shall initially be two thousand United States dollars (US$2,000) per month (“Base Salary”) for up to twenty (20) hours of service per month (“Base Hours”).  Once the Corporation has raised an aggregate total of two million United States dollars (US $2,000,000) of financing, the Base Salary shall be increased to five thousand United States dollars (US$5,000) per month and the Base Hours shall be increased to fifty (50) hours of service per month. The Executive shall not have any set hours of work, but shall be reasonably accessible to the Corporation and shall be available to provide the Base Hours of Services per month.  In the event the Corporation requests Services in excess of the Base Hours (“Additional Hours”), Consultant shall use reasonable efforts to provide such Services and shall be compensated by the Corporation for Additional Hours at a rate of US$100 per Additional Hour.

2.02          Review:  The Base Salary will be reviewed by the Board on an annual basis, and may, in the sole discretion of the Board, be increased.

2.03          Product. At the Closing Date and at each anniversary of the Closing Date, the Corporation shall provide to the Executive free-of-charge a one years’ supply of the full line of cosmetic and cosmeceutical products manufactured by or for the Corporation.

2.04          Stock Option:  At the sole discretion of the Board, the Executive may be granted options to purchase common shares in the capital of the Corporation in accordance with any Incentive Stock Option Plan, and the current practice of the Corporation with respect to specific terms.  Notwithstanding the foregoing or any other provision of this Agreement, in each year of this Agreement, the Board shall grant to the Executive at least as many options with at least as favourable an exercise price as are granted to any other person or entity (together with their affiliates) in each year.

2.05          Other Employment.  The Executive shall be free to engage in other employment or to provide consulting services to other parties provided such other employment or consulting services do not conflict with Executive’s duties to the Corporation.

ARTICLE 3
BENEFITS

3.01          Vacation Entitlement:  The Executive’s vacation entitlement shall be six (6) weeks in each year of employment.  Any vacation time not taken by Executive during any calendar year may be carried forward for up to two (2) calendar years.  In selecting vacation time the Executive undertakes to consider the exigencies of his office.

3.02          Insurance Benefits:  The Executive shall be entitled to participate in any plan with respect to medical, dental and other benefits established by the Corporation.  The Corporation agrees that the Executive’s benefits pursuant to any such plans shall be paid for by the Corporation to the extent that the Executive so desires.  The Corporation shall include the Executive as an insured under any officers insurance and errors and omissions insurance it procures.

3.03          Life Insurance:  The Executive agrees to co-operate with the Corporation in the event that it wishes to put into place insurance on his life or key-man insurance, provided that any premiums associated with such insurance shall be paid by the Corporation.

3.04          Other Expenses:  The Executive shall be entitled to reimbursement for all travelling, entertainment and other expenses incurred by the Executive on behalf of the Corporation in the course of the performance of his duties, upon production of appropriate receipts and invoices, forthwith after review and approval.

3.05          Indemnity: Subject to limitations imposed by law, the Corporation shall indemnify and hold harmless the Executive to the fullest extent permitted by law from and against any and all claims, damages, expenses (including reasonable attorneys’ fees), judgments, penalties, fines, settlements, and all other liabilities incurred or paid by him in connection with the investigation, defense, prosecution, settlement or appeal of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and to which the Executive was or is a party or is threatened to be made a party by reason of the fact that the Executive is or was an officer, Executive or agent of the Corporation, or by reason of anything done or not done by the Executive in any such capacity or capacities, provided that the Executive acted in good faith, in a manner that was not grossly negligent or constituted willful misconduct and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.  The Corporation also shall pay any and all expenses (including reasonable attorney’s fees) incurred by the Executive as a result of the Executive being called as a witness in connection with any matter involving the Corporation and/or any of its officers or directors.  The provisions of this Section 3.05 shall survive the termination or expiration of this Agreement.

3.06          Work Location and Facilities:  Notwithstanding any current or future location of the Corporation’s headquarters or facilities, the Executive shall be located and perform his duties on a day to day basis from his own premises in Toronto, Canada or such other city as the Executive chooses, provided that Executive agrees to travel as necessary from time to time to fulfil his duties.

ARTICLE 4
TERMINATION OF EMPLOYMENT

4.01          Termination by Executive:  The Executive may terminate his employment pursuant to this agreement by giving at least six (6) month’s advance notice in writing to the Corporation.

4.02          Termination with Cause:  The Corporation may terminate the Executive’s employment without notice or payment in lieu thereof, for Cause.  In such event, the Executive shall be entitled to receive any amounts on account of Base Salary or expenses accrued and unpaid to the date of termination.  For the purposes of this agreement Cause shall mean:

(a)	wilful misconduct or gross negligence by the Executive resulting, in either case in material economic harm to the Corporation; or

(b)	fraud, embezzlement or theft of a material nature by the Executive against the Corporation resulting in material economic harm to the Corporation.

An act or failure to act shall not be wilful if done by the Executive in good faith and with the reasonably held belief that such action or failure to act was in the best interest of the Corporation.

4.03          Termination Without Cause:  If the Corporation terminates the Executive’s employment other than for Cause, the Executive shall be entitled to receive all accrued salary plus a severance amount (the “Severance Amount”) equal to three hundred thousand United States dollars (US$300,000). The Executive may elect to receive the Severance Amount in (i) one lump sum amount in which event such amount shall be payable within ten (10) business days of Executive’s termination; or (ii) twenty four (24) equal monthly instalments commencing on the first of the month following the Executive’s termination.  The Corporation shall for a twenty four (24) month period following Executive’s termination, continue at its expense to maintain the Executive as a member of all insurance plans to which Executive is a member under Section 3.02 of this Agreement. Upon termination, all of the Executive’s entitlement to purchase common shares under existing stock options will immediately vest.

4.04          Return of Materials:  As soon as the Executive ceases to be an employee of the Corporation, the Executive shall immediately deliver to the Corporation all property of the Corporation in the possession of or directly or indirectly under the control of the Executive.  The Executive agrees not to make for his personal or business use or that of any other party, reproductions or copies of any such property.

4.05          Change of Control Payment:  In the event of a Change of Control, as hereinafter defined, the Executive shall receive a lump sum payment equal to three hundred thousand United States dollars (US $300,000).

For purposes of this Agreement, Change of Control shall occur when:

(i)     fifty percent or more of the Corporation’s voting stock is acquired by any person, entity or affiliated group;

(ii)    any merger, consolidation or business combination occurs pursuant to which the Corporation is not the surviving corporation or fifty percent (50%) or more of the Corporation’s voting stock is owned or controlled by any person, entity or affiliated group;

(iii)    the Corporation commits an act of bankruptcy, becomes insolvent, makes an assignment or bulk sale of its assets, or proposes a compromise or arrangement to its creditors;

(iv)    any proceeding is commenced with respect to a compromise or arrangement or similar to have the Corporation declared bankrupt or wound up or to have a receiver appointed with respect to any of the assets of the Corporation; or

(v)     there is a liquidation or dissolution of the Corporation or a sale of all or substantially all of the Corporation’s assets.

ARTICLE 5
CONFIDENTIAL INFORMATION

5.01          Confidential Information:  The Executive hereby agrees to maintain in confidence and not to disclose to any person, corporation, group or organization whatsoever, during the term of this Agreement and for a one year period thereafter, any information respecting the business affairs, prospects, operations or strategic plans respecting the Corporation or its affiliates or subsidiaries gained in the Executive’s capacity as an employee of the Corporation or otherwise, and not otherwise publicly available or disclosed.

ARTICLE 6
MISCELLANEOUS PROVISION

6.01          Amendment and Waiver:  No amendment, modification or waiver of any provision of this Agreement or consent to any departure by the parties from any provision of this Agreement is effective unless it is in writing and signed by the parties and then the amendment, modification, waiver or consent is effective only in the specific instance and for the specific purpose for which it is given.

6.02          Further Assurances:  The Executive and the Corporation shall do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered such further acts and documents as shall be reasonably required to accomplish the intention of this Agreement.

6.03          Applicable Law and Jurisdiction:  This Agreement and all of the rights and obligations arising herefrom shall be interpreted and applied in accordance with the laws of the Province of Ontario and the courts of the Province of Ontario shall have exclusive jurisdiction to determine all disputes relating to the Agreement and all of the rights and obligations created hereby.  The Executive and the Corporation hereby irrevocably attorn to the jurisdiction of the courts of the Province of Ontario.

6.04          Other Provisions:  At all times while engaged by the Corporation, the Executive will at his own expense maintain a valid passport.  The Executive acknowledges that as a condition of his engagement he will be required to travel to various locations worldwide from time to time to carry out his duties on behalf of the Corporation.

6.05           Prohibitive Provisions:  In the event that any provision or any part of any provision is deemed to be invalid by reason of the operation of any law or by reason of the interpretation placed thereon by a court, this Agreement shall be construed as not containing such provision or part of such provisions and the invalidity of such provision or such part shall not affect the validity of any other provision or the remainder of such provision hereof.  All other provisions thereof which are otherwise lawful and valid shall remain in full force and effect.

6.06          Notice Provisions:

(a)
Except as otherwise expressly provided herein, all notices shall be in writing and either delivered personally or by registered or certified mail, telex, telegram cable or telecopier.  In the case of the Corporation, notice shall be at the Corporation’s office at 100 King Street West, 57th Floor, Toronto, ON M5X 1C9.  In the case of the Executive, notice shall be delivered to the most current address of his residence on file with the Corporation.

(b)
Any notice which is delivered personally shall be effective when delivered and any notice which is delivered by telex, telecopier, cable or telegram shall be effective on the business day following the day of sending.

(c)	Any notice given by telex, telecopier, cable or telegram shall immediately be confirmed by registered or certified mail.

6.07          Entire Agreement:  This agreement supersedes all prior agreements, oral or written, between the parties hereto with respect to the subject-matter hereof.  This agreement contains the final and entire understanding and agreement between the parties hereto with respect to the subject-matter hereof, and they shall not be bound by any terms, conditions, statements, covenants, representations, or warranties, oral or written, not herein contained with respect to the subject-matter hereof.

6.08          Independent Legal Advice:  The Executive acknowledges that he has read and understands this agreement, and acknowledges that he has had the opportunity to obtain independent legal advice with respect to it.

6.09          Binding Effect:  This Agreement and all of its provisions shall enure to the benefit of and be binding upon the parties, the successors and assigns of the Corporation and to the heirs, executors and administrators of the Executive.

IN WITNESS WHEREOF the parties here have caused this Agreement to be executed and delivered as of the date first above written.

SIGNED, SEALED AND DELIVERED                              )
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Drasko Puseljic

ENHANCE SKIN PRODUCTS INC.
Per: Samuel Asculai, President & CEO

EXHIBIT D

CONSULTING AGREEMENT WITH DOUGLAS LEE

CONSULTING AGREEMENT

B E T W E E N:

DOUGLAS LEE

(hereinafter referred to as the “Consultant”)

ENHANCED LIFE TECHNOLOGIES, INC.
a corporation incorporated pursuant to the
laws of the State of Nevada

(hereinafter referred to as the “Corporation”)

WHEREAS the Corporation is desirous of engaging the services of Consultant;

AND WHEREAS the parties hereto wish to confirm the terms and conditions relating to the Consultant’s engagement with the Corporation and certain rights and benefits of the Consultant;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

ARTICLE 1
ENGAGEMENT AND SERVICES

1.01           Engagement. The Corporation hereby engages Consultant to render the consulting services set out in Article 1.03 below, and such other services as may be agreed to in writing between the Corporation and the Consultant from time to time.  Consultant hereby accepts the engagement to provide consulting services to the Corporation on the terms and conditions set forth herein.

1.02           Independent Contractor. Consultant is an independent contractor and is solely responsible for all taxes, withholdings, and other similar statutory obligations, including but not limited to Workers’ Compensation Insurance.

1.03           Consultant will make the Principal available to provide the following services (hereinafter the “Services”) as requested by the Corporation:

A.      Overseeing the accounting, financial and administrative functions of the Company;

B.       preparing all regulatory filings; and

C.       supporting management’s capital sourcing activities.

1.04           The Consultant will ensure the Principal provides forty (40) hours of Services per week to the Corporation.

ARTICLE 2
REMUNERATION OF CONSULTANT

2.01           Compensation:  The Consultant’s base compensation shall initially be six thousand United States dollars (US $6,000) per month.  Once the Corporation has raised an aggregate total of two million United States dollars (US $2,000,000) of financing during the term of this Agreement, the Consultant’s base compensation shall be increased to seven thousand five hundred United States dollars (US $7,500) per month.

Bonus. During the term of this Agreement, the Consultant shall be entitled to receive on a fiscal year basis a cash bonus (the “Bonus”) from the Corporation determined in the discretion of the Board.

2.03           Expenses:  The Consultant shall be entitled to reimbursement for all travelling, entertainment and other expenses incurred by the Consultant on behalf of the Corporation in the course of the provision of services, upon production of appropriate receipts and invoices, forthwith after review and approval.

2.04           Stock Option:  At the sole discretion of the Board, the Consultant may be granted options to purchase common shares in the capital of the Corporation in accordance with any Incentive Stock Option Plan, and the current practice of the Corporation with respect to specific terms.

ARTICLE 3
BENEFITS

3.01           Service Break:  For six weeks each year, the Consultant shall be entitled to a service break (the “Service Break”).  During the Service Break, the Consultant shall not be required to provide any Services to the Corporation. The Corporation shall pay the Consultant’s regular fees during the Service Break. Any Service Break, or portion thereof, not taken by Consultant during any calendar year may be carried forward for up to two (2) calendar years.  In selecting Service Break times the Consultant undertakes to consider the Corporation’s requirements for Consultant’s services.

3.02           Insurance Benefits:  The Principal, shall be entitled to participate in any plan with respect to medical, dental and other benefits established by the Corporation.  The Corporation agrees that the Principal’s benefits pursuant to any such plans shall be paid for by the Corporation to the extent that the Principal so desires.  The Corporation shall include the Principal as an insured under any directors and officers insurance and errors and omissions insurance it procures.

3.03           Life Insurance:  The Principal agrees to co-operate with the Corporation in the event that it wishes to put into place insurance on his life or key-man insurance, provided that any premiums associated with such insurance shall be paid by the Corporation.

3.04           Other Expenses:  The Consultant shall be entitled to reimbursement for all travelling, entertainment and other expenses incurred by the Consultant on behalf of the Corporation in the course of the performance of his duties, upon production of appropriate receipts and invoices, forthwith after review and approval.

3.05           Indemnity: Subject to limitations imposed by law, the Corporation shall indemnify and hold harmless the Consultant and the Principal to the fullest extent permitted by law from and against any and all claims, damages, expenses (including reasonable attorneys’ fees), judgments, penalties, fines, settlements, and all other liabilities incurred or paid by them in connection with the investigation, defense, prosecution, settlement or appeal of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and to which the Consultant or Principal was or is a party or is threatened to be made a party by reason of the fact that the Consultant or Principal is or was an officer, or agent of the Corporation, or by reason of anything done or not done by the Consultant or the Principal in any such capacity or capacities, provided that the Consultant or Principal acted in good faith, in a manner that was not grossly negligent or constituted willful misconduct and in a manner the Consultant or Principal reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful.  The Corporation also shall pay any and all expenses (including reasonable attorney’s fees) incurred by the Consultant or Principal as a result of being called as a witness in connection with any matter involving the Company and/or any of its officers or directors.  The provisions of this Section 3.05 shall survive the termination or expiration of this Agreement.

ARTICLE 4
TERMINATION OF AGREEMENT

4.01           Termination by Consultant or Corporation:  The Consultant or Corporation may terminate this agreement by giving at least six (6) month’s advance notice in writing to the other party.

4.02           Termination by Corporation:  Upon any termination of this Agreement, other than termination by the Consultant under Article 4.01, including as a result of any proposed or actual bankruptcy or insolvency of the Corporation, the Corporation shall pay the Consultant all accrued compensation as set out in Article 2 plus a contract termination fee (“Termination Fee”) of US$300,000.  The Consultant may elect to receive the Termination Fee in (i) one lump sum amount in which event such amount shall be payable within ten (10) business days of termination of this Agreement; or (ii) twenty four (24) equal monthly instalments commencing on the first of the month following the termination of the Agreement.  Upon termination, all of the Consultant’s entitlement to purchase common shares under existing stock options will immediately vest.

4.03           Return of Materials:  Upon termination of this Agreement, the Consultant shall immediately deliver to the Corporation all property of the Corporation in the possession of or directly or indirectly under the control of the Consultant.  The Consultant agrees not to make for his personal or business use or that of any other party, reproductions or copies of any such property.

4.04           Change of Control Payment:  In the event of a Change of Control, as hereinafter defined, the Consultant, in addition to any other amounts due under this Agreement, shall receive a lump sum payment equal to (a) US$150,000; plus (b) two times the Consultant’s highest Bonus.

For purposes of this Agreement, Change of Control shall occur when:

  (i)      fifty percent or more of the Corporation’s voting stock is acquired by any person, entity or affiliated group;

  (ii)     any merger, consolidation or business combination occurs pursuant to which the Corporation is not the surviving corporation or fifty percent (50%) or more of the Corporation’s voting stock is owned or controlled by any person, entity or affiliated group;

  (iii)    the Corporation commits an act of bankruptcy, becomes insolvent, makes an assignment or bulk sale of its assets, or proposes a compromise or arrangement to its creditors;

  (iv)    any proceeding is commenced with respect to a compromise or arrangement or similar to have the Corporation declared bankrupt or wound up or to have a receiver appointed with respect to any of the assets of the Corporation; or

  (v)     there is a liquidation or dissolution of the Corporation or a sale of all or substantially all of the Corporation’s assets.

ARTICLE 5
CONFIDENTIAL INFORMATION

5.01           Confidential Information:  The Consultant hereby agrees to maintain in confidence and not to disclose to any person, corporation, group or organization whatsoever, during the term of this Agreement and for a one year period thereafter, any information respecting the business affairs, prospects, operations or strategic plans respecting the Corporation or its affiliates or subsidiaries gained in the Consultant’s capacity as a consultant to the Corporation or otherwise, and not otherwise publicly available or disclosed.

ARTICLE 6
TERM

6.01           Term: The initial term of this Agreement shall commence at the Effective Time (as such term is defined in the Agreement and Plan of Merger between Enhance Skin Products Inc. and Age Reversal, Inc. dated XX) and shall continue for a period of 10 years unless terminated in accordance with the provisions of this Agreement.  At the end of the initial term, this Agreement shall renew for successive two (2) year terms, subject to earlier termination in accordance with the terms of this Agreement, unless the Corporation or the Consultant delivers written notice to the other at least six (6) months prior to the expiration date of the then current term.

ARTICLE 7
MISCELLANEOUS PROVISION

7.01           Amendment and Waiver:  No amendment, modification or waiver of any provision of this Agreement or consent to any departure by the parties from any provision of this Agreement is effective unless it is in writing and signed by the parties and then the amendment, modification, waiver or consent is effective only in the specific instance and for the specific purpose for which it is given.

7.02           Further Assurances:  The Consultant and the Corporation shall do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered such further acts and documents as shall be reasonably required to accomplish the intention of this Agreement.

7.03           Applicable Law and Jurisdiction:  This Agreement and all of the rights and obligations arising herefrom shall be interpreted and applied in accordance with the laws of the State of California and the courts of the State of California shall have exclusive jurisdiction to determine all disputes relating to the Agreement and all of the rights and obligations created hereby.  The Consultant and the Corporation hereby irrevocably attorney to the jurisdiction of the courts of the State of California.

7.04           Other Provisions:  At all times while engaged by the Corporation, the Consultant will at his own expense maintain a valid passport.  The Consultant acknowledges that as a condition of his engagement he may be required to travel to various locations worldwide from time to time to provide Services on behalf of the Corporation.

7.05           Prohibitive Provisions:  In the event that any provision or any part of any provision is deemed to be invalid by reason of the operation of any law or by reason of the interpretation placed thereon by a court, this Agreement shall be construed as not containing such provision or part of such provisions and the invalidity of such provision or such part shall not affect the validity of any other provision or the remainder of such provision hereof.  All other provisions hereof which are otherwise lawful and valid shall remain in full force and effect.

7.06           Notice Provisions:

(a)
Except as otherwise expressly provided herein, all notices shall be in writing and either delivered personally or by registered or certified mail, telex, telegram cable or telecopier.  In the case of the Corporation, notice shall be at the Corporation’s office at 100 King Street West, 56th Floor, Toronto, ON M5X 1C9.  In the case of the Consultant, notice shall be delivered to .

(b)
Any notice that is delivered personally shall be effective when delivered and any notice which is delivered by telex, telecopier, cable or telegram shall be effective on the business day following the day of sending.

(c)	Any notice given by telex, telecopier, cable or telegram shall immediately be confirmed by registered or certified mail.

7.07           Entire Agreement:  This agreement supersedes all prior agreements, oral or written, between the parties hereto with respect to the subject-matter hereof.  This agreement contains the final and entire understanding and agreement between the parties hereto with respect to the subject-matter hereof, and they shall not be bound by any terms, conditions, statements, covenants, representations, or warranties, oral or written, not herein contained with respect to the subject-matter hereof.

7.08           Independent Legal Advice:  The Consultant acknowledges that he has read and understands this agreement, and acknowledges that he has had the opportunity to obtain independent legal advice with respect to it.

7.09           Binding Effect:  This Agreement and all of its provisions shall enure to the benefit of and be binding upon the parties, the successors and assigns of the Corporation and to the heirs, executors and administrators of the Consultant.

  IN WITNESS WHEREOF the parties here have caused this Agreement to be executed and delivered as of the date written below.

SIGNED, SEALED AND DELIVERED                              )
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Douglas Lee

ENHANCE SKIN PRODUCTS INC.

Per: